Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

GARDEN PROTEIN INTERNATIONAL INC.,

8961247 CANADA INC.,

THE SELLERS NAMED HEREIN

and

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

Dated as of November 13, 2014

i

(cont’d)

-ii-

(cont’d)

-iii-

(cont’d)

-iv-

SCHEDULES

SCHEDULE

A	Form of Escrow Agreement

B	Estimated Balance Sheet and Estimated Closing Statement

C	Estimated Aggregate Consideration

D	Option Closing Payment Statement

E	Allocation of Aggregate Consideration

F	Form of Resignation and Mutual Release

G	Form of Management Agreement Termination Agreement

H	Form of Articles of Amendment

-v-

INDEX TO DEFINED TERMS

THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND

DOES NOT CONSTITUTE A PART OF THE AGREEMENT

Term	Section
1933 Act	1.01
Accounting Firm	2.06(e)
Accounting Principles	1.01
Action	1.01
Affected Employees	6.03
Affiliate	1.01
Agreement	Preamble
Ancillary Agreements	1.01
Assets	3.09
Audited Financials	3.06(a)(i)
Base Purchase Price	2.02
Business	1.01
Business Day	1.01
Buyer	Preamble
Buyer Indemnified Person	8.01(a)
Class A Common Stock	Recitals
Closing	2.03
Closing Date	2.03
Closing Debt Amount	1.01
Code	1.01
Company	Preamble
Company Intellectual Property Rights	1.01
Company Plan	3.14(a)
Company Registrations	3.11(c)
Company’s Knowledge	1.01
Company Technology	1.01
Contemplated Transactions	1.01
Contractual Obligation	1.01
Debt	1.01
Deductible	8.01(b)
Disclosed Contracts	3.16
Disclosure Schedule	1.01
Dispute Notice	2.06(d)
Dispute Submission Notice	2.06(e)
Employee Plan	1.01
Encumbrance	1.01
Enforceable	1.01
Environmental Laws	1.01
Equitable Exceptions	3.02
Equity Interest	1.01

-vi-

Term	Section
ERISA	1.01
Escrow Agent	1.01
Escrow Agreement	1.01
Escrow Amount	1.01
Escrow Fund	1.01
Estimated Closing Balance Sheet	2.06(a)
Estimated Closing Statement	2.06(a)
Estimated Purchase Price	2.06(b)
Facilities	1.01
FDA	3.17(a)
FDCA	3.17(a)
Final Closing Balance Sheet	2.06(e)
Final Closing Statement	2.06(e)
Financials	3.06(a)(ii)
GAAP	1.01
Government Order	1.01
Governmental Authority	1.01
Guarantee	1.01
Hazardous Substance	1.01
Inbound IP Contracts	3.11(d)
Indemnification Escrow Period	1.01
Indemnified Person	1.01
Indemnifying Party	1.01
Indemnity Claim	1.01
Intellectual Property Rights	1.01
Interest Commencement Date	2.06(g)
Interim Financials	3.06(a)(ii)
IP Contracts	3.11(d)
Knowledge of the Company	1.01
Legal Requirement	1.01
Liability	1.01
Losses	8.01(a)
Material Adverse Effect	1.01
Most Recent Balance Sheet	3.06(a)(i)
Most Recent Balance Sheet Date	3.06(a)(i)
Net Working Capital	1.01
Net Working Capital Calculation Schedule	1.01
Net Working Capital Target	1.01
Off-The-Shelf Software	1.01
Option	1.01
Option Plan	2.08
Option Closing Payment	1.01
Option Closing Payment Statement	2.08
Ordinary Course of Business	1.01
Organizational Documents	1.01

-vii-

Term	Section
Outbound IP Contracts	3.11(d)
Permits	1.01
Permitted Encumbrance	1.01
Person	1.01
Price Adjustment Holdback Amount	1.01
Prior Company Counsel	6.07
Preferred Stock	Recitals
Proposed Final Closing Balance Sheet	2.06(c)
Proposed Final Closing Statement	2.06(c)
Purchase Price	2.02
Real Property	3.10
Real Property Leases	3.10
Representative	1.01
Seller Indemnified Person	8.02(a)
Seller Transaction Expenses	1.01
Sellers	Preamble
Sellers’ Representative	9.06
Sellers’ Representative Expense Amount	1.01
Shareholder Note	Recitals
Shares	Recitals
Subsidiary	1.01
Tax	1.01
Tax Act	1.01
Tax Benefit	1.01
Tax Return	1.01
Taxes	1.01
Technology	1.01
Third Party Claim	8.05(a)
Transaction Tax Benefits	2.02(b)
Treasury Regulations	1.01
US Asset Transfer	Section 2.04(d)
Voting Common Stock	Recitals

-viii-

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of November 13, 2014 by and among 8961247 Canada Inc., a Canadian corporation (the “Buyer”); Garden Protein International Inc., a Canadian corporation (the “Company”); the list of securityholders holding Shares (as defined below) set forth in Section 3.05(a) of the Disclosure Schedule (the “Sellers”); and TSG Administration, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative, as contemplated by Section 9.06 hereto.

RECITALS

WHEREAS, the Sellers own (i) all of the issued and outstanding shares of the voting, participating Class A common stock, no par value, and the voting, participating Class B common stock, no par value, of the Company, (Class A and B together, “Voting Common Stock”, and Class A separately, “Class A Common Stock”, and Class B separately, “Class B Common Stock”), (ii) all of the issued and outstanding shares of the non-voting Series A preferred stock, no par value, the non-voting Series B preferred stock, no par value, and the non-voting Series C preferred stock, no par value, of the Company (the Series A, B and C and, when issued as contemplated in Section 2.04(h), the Class F Preferred Shares, together being “Preferred Stock”) and (iii) the indebtedness represented by that certain promissory note, dated as of March 11, 2009, in the principal amount of $12,281,126 issued by the Company to Arius (the “Shareholder Note” and the Shareholder Note together with the Voting Common Stock and Preferred Stock being referred to herein as the “Shares”); and

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, at the Closing (as defined below) all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS.

Section 1.01 Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“1933 Act” means the U.S. Securities Act of 1933.

“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date consistently applied in all material respects and in accordance with Schedule I and utilizing the accounting principles, methods and practices consistent with the Company’s historic past practice to the extent compliant with GAAP.

“Action” means any action, claim, demand, arbitration, suit, litigation or proceeding, or any audit or investigation, brought by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person.

“Aggregate Consideration” means an amount equal to:

(a)	$175,000,000 (the “Base Consideration Amount”);

(b)	less the Closing Debt Amount;

(c)	plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target; and

(d)	less the absolute value of the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target,

which amount shall be subject to adjustment in accordance with Section 2.06 and Article VIII.

“Ancillary Agreements” means the Escrow Agreement and any other agreement contemplated hereby.

“Arius” means Arius Investments Ltd., a corporation existing under the laws of the Province of Alberta.

“Business” means the business conducted by the Company Entities as of the date hereof.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York or Vancouver, British Columbia, Canada are authorized or required to be closed.

“Closing Debt Amount” means the amount of the consolidated Debt of the Company as of immediately prior to the Closing determined without giving effect to any changes to such amount occurring as a result of the repayment of Debt on the Closing Date less the consolidated amount of cash and cash equivalents of the Company as of immediately prior to the Closing determined in accordance with the Accounting Principles; provided, that the Closing Debt Amount shall not take into account (i) any amounts in respect of the Shareholder Note or (ii) the amount of the Canadian overdraft facility and the corporate visa facility as set forth in the payoff letter delivered pursuant to Section 2.04(e)(i) to the extent such amount is distributed to the Company following the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Entities” means the Company and Garden USA.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Company Entities or used by any Company Entity in connection with the Business, including all Intellectual Property Rights in and to Company Technology.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean the actual knowledge (after a reasonable inquiry consistent with such person’s duties for the Company Entities) of the individuals identified on Schedule 1.01(a) of the Disclosure Schedule.

“Company Technology” means the Technology used by any Company Entity in the Business.

“Contemplated Transactions” means the transactions contemplated by this Agreement (including, for greater certainty, Article II), including for greater certainty (a) the purchase and sale of the Shares, (b) the payment in respect of the Options, (c) the execution and delivery of the Ancillary Agreements and (d) the payment of fees and expenses relating to such transactions.

“Contractual Obligation” means, with respect to any Person, any written or oral and legally binding contract, agreement, lease, sublease, license or sublicense to which or by which such Person, or any of its Assets, is bound.

“Debt” means, with respect to any Person, and without duplication, all Liabilities of such Person (a) for borrowed money (including in respect of principal, accrued interest, penalties, fees, premiums and amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) in respect of letters of credit, bankers’ acceptances or similar facilities, (e) under leases which must be, in accordance with GAAP, recorded as a capital lease, (f) under or in respect of any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing, (g) in respect of any premiums, penalties and change of control payments required to be paid or offered in respect of any Liabilities described in clauses (a) through (f) above, and (h) in the nature of Guarantees of the Liabilities described in clauses (a) through (g) above of any other Person; provided that the amounts in respect of the Shareholder Note shall not be Debt for purposes of this Agreement.

“Debt Contracts” has the meaning set forth in Section 3.08.

“Disclosure Schedule” means the disclosure schedule to this Agreement.

“Employee Plan” means any written or oral plan, program, policy, or arrangement that is (a) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (b) any deferred-compensation, retirement, pension, welfare-benefit, bonus, profit-sharing, severance, change of control, termination pay, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements).

“Encumbrance” means any mortgage, charge, debenture, hypothec, trust deed, title retention agreement, pledge, lien, option, assignments by way of security, security interest, conditional sales contracts or similar interest or instruments charging, or creating a security interest, and any agreements, leases, options, easements, encroachments, rights of way, rights of first refusal, restrictions, executions or other encumbrances of any and every nature and kind whatsoever (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement or Permit relating to (a) releases of Hazardous Substances, (b) pollution or protection of public or occupational health or the environment or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” has the meaning provided in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among the Buyer (or one of its Affiliates), the Sellers’ Representative and the Escrow Agent substantially in the form of Exhibit A attached hereto.

“Escrow Amount” means the Indemnification Escrow Amount, the Tax Escrow Amount and the Price Adjustment Escrow Amount.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“FATCA” means Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended, and any current or future regulations or official interpretations thereof and includes the applicable United States Treasury Regulations thereto.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Garden BC” means Garden Protein ULC, an unlimited liability company formed under the laws of British Columbia.

“Garden USA” means Garden Protein International USA Inc., a corporation existing under the laws of the State of Nevada.

“Government Order” means any order, writ, judgment, directive, injunction, decree, ruling, decision, verdict or award made, issued or entered by or with any Governmental Authority.

“Governmental Authority” means any government or political subdivision thereof of any nation, state, province, territory, city, locality or other political subdivision thereof, any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any arbitrator or arbitral body, and court or tribunal.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of any Debt or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material, substance or waste.

“Indemnification Escrow Amount” means $4,783,875.66.

“Indemnification Escrow Fund” means, as of any time, the amount then held by the Escrow Agent in the Indemnification Escrow Account pursuant to the Escrow Agreement.

“Indemnified Person” means, with respect to any Indemnity Claim, each Buyer Indemnified Person or Seller Indemnified Person asserting such Indemnity Claim (or on whose behalf such Indemnity Claim is asserted) under Section 8.01 or Section 8.02 as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted.

“Indemnity Claim” means a claim for indemnity under Section 8.01 or Section 8.02 as the case may be.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including:

(a) patents, copyrights, mask work rights, confidential information, Trade Secrets, database rights and all other proprietary rights in Technology;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos and the goodwill and activities associated therewith;

(c) domain names, rights of privacy and publicity and moral rights; and

(d) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights and contractual rights relating to any of the foregoing.

“Legal Requirement” means any law, statute, constitution, treaty, standard, ordinance, code, rule, regulation or other requirement or rule of law of any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Material Adverse Effect” means (a) an effect, fact, event, change, occurrence or circumstance that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) of the Company Entities, taken as a whole, or (b) a material and adverse effect on the ability of the Sellers to consummate any of the transactions contemplated by this Agreement, other than the following: (i) effects, facts, events, changes, occurrences or circumstances generally affecting the industry in which the Business is conducted; (ii) effects, facts, events, changes, occurrences or circumstances generally affecting the economy or the debt, credit or securities markets (including any decline in the price of any security or any market index); (iii) any acts of God, national disaster, or outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (iv) changes or proposed changes in Legal Requirements; (v) changes or proposed changes in GAAP (or interpretations thereof); (vi) events or occurrences resulting from actions taken by the Company which Buyer has expressly requested in writing or to which Buyer has expressly consented in writing; (vii) any failure of the Company to meet projections, forecasts or revenue or earning predictions for any period; or (viii) effects, facts, events, changes, occurrences or circumstances resulting from the announcement or the existence of, or compliance with, this Agreement and the Contemplated Transactions or the identity of the Buyer or its Affiliates; provided, however, that any effect, fact, event, change, occurrence or circumstance referred to in clauses (i), (ii), (iii), (iv) or (v) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent such effect, fact, extent, change, occurrence or circumstance has a disproportionate effect on any Company Entity compared to other participants in the industry in which the such Company Entity’s Business is conducted. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company Entities, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Company or the Company Subsidiaries.

“Net Working Capital” means (a) the consolidated current assets of the Company reflected in the line items included in the Net Working Capital Calculation Schedule minus (b) the consolidated current liabilities of the Company reflected in the line items included in the Net Working Capital Calculation Schedule, in each case calculated immediately prior to the Closing in accordance with the Accounting Principles; provided, that Net Working Capital shall not take into account (i) any amounts in respect of the Shareholder Note, (ii) any assets or liabilities included in the Closing Debt Amount, (iii) any assets or liabilities otherwise taken into account in calculating the Aggregate Consideration or (iv) any liabilities to third parties in respect of the US Asset Transfer; provided, further, that the amount (without duplication) of the Seller Transaction Expenses not paid prior to Closing or paid or payable by the Company Entities pursuant to Section 2.04(r) shall be included in the consolidated current liabilities of the Company.

“Net Working Capital Calculation Schedule” means the calculation of Net Working Capital attached as Schedule II hereto.

“Net Working Capital Target” means $5,762,166.

“Off-The-Shelf Software” means software obtained from a third party other than software obtained from a third party which obligates the Company to pay continuing royalties or annual maintenance fees in excess of $5,000 per year to such third party.

“Option” means an option to purchase or otherwise acquire shares of Class A Common Stock, whether vested or unvested, granted pursuant to the Option Plan or pursuant to any individual stock option agreement.

“Option Closing Payment” means, for each respective holder of Options holding Options as of the Closing Date, the amount set forth opposite the name of such holder of Options on the Option Payment Statement under the heading “Option Closing Payment”.

“Option Percentages” means, for each respective holder of Options holding Options immediately prior to the Closing, the percentage set forth opposite the name of such holder of Options on the Option Payment Statement under the heading “Option Percentages”.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business, consistent with past practice.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, amalgamation, amendment or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permits” means, with respect to any Person, any license, franchise, registration, exemption, permit, approval or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable or, if due, the amount or validity of which is being contested in good faith in appropriate proceedings and for which adequate reserves are reflected on the Financials, (b) mechanics’, materialmen’s, carriers’, warehousemen’s, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts not more than thirty (30) days delinquent and included in Net Working Capital as finally determined pursuant to Section 2.06 or that are otherwise being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building by-laws, and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property, which are registered on the parcel of Real Property or which do not adversely impair the current leasehold interest or use, in each case of a Company Entity, of such parcel and provided the same are complied with prior to and on Closing by the applicable Company Entity, (d) restrictions that run with the land, easements, servitudes, rights-of-way and other encumbrances of a similar nature affecting title to but not materially impairing the value of, or materially interfering with the present use of, the Real Property, (e) liens in favour of any landlord or lessor (including under any capital lease) for the payment of rent to become due or for other obligations or acts, the performance of which is required under leases and rental agreements, so long as no Company Entity is in default under such lease or rental agreement, and provided that such Encumbrances do not materially impair the value of, or materially interfere with the present use of, the Real Property and (f) Encumbrances listed in Schedule 1.01(b) of the Disclosure Schedule.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Price Adjustment Escrow Amount” means $478,387.57.

“Price Adjustment Escrow Fund” means, as of any time, the amount then held by the Escrow Agent in the Price Adjustment Escrow Account pursuant to the Escrow Agreement.

“Pro Rata Portion” means, for any Seller, the percentage set forth opposite such Seller’s name on Schedule III under the heading “Pro Rata Portion”.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions to the extent such costs, fees and expenses are payable or reimbursable by any Company Entity, including (a) 50% of the cost of obtaining the Tail Policy, (b) the transaction bonuses paid to employees or other members of management as set forth on Schedule IV and (c) all amounts owing by the Company Entities to Houlihan Lokey Capital, Inc. and its Affiliates.

“Sellers’ Representative Expense Amount” means an aggregate amount equal $500,000 to be held and distributed by the Sellers’ Representative pursuant to Section 9.06(d) hereof.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local, or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, Canada Pension Plan and provincial pension plan, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, or other tax imposed by any Governmental Authority, including any interest, penalty, or addition thereto.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Tax Benefit” means any refund of, credit against or reduction in Taxes.

“Tax Escrow Amount” means $1,913,550.26.

“Tax Escrow Fund” means, as of any time, the amount then held by the Escrow Agent in the Tax Escrow Account pursuant to the Escrow Agreement.

“Tax Representations” means the representations and warranties in Section 3.13.

“Tax Return” means any return, declaration, report, elections, designations, notices, filings, estimates, claim for refund or information return or statement made, prepared or filed or required to be made, prepared or filed in respect of any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Trade Secrets” includes confidential and proprietary know-how, trade secrets, processes, technology, formulae, recipes and customer/vendor lists.

“TSG” means TSG5 Netherlands B.V.

“TSG Seller” means the Sellers set forth on Schedule III under the heading “TSG Seller”.

“US Assets” means the property and rights of the Company Entities to carry on the Business in the United States.

“Yves Holdco” means 0841737 B.C. Ltd.

ARTICLE II

PURCHASE AND SALE OF SHARES; TREATMENT OF OPTIONS; CLOSING.

Section 2.01 Acquisition of Shares. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 2.04, on the Closing Date, the Sellers shall sell, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from the Sellers, all of the Shares.

Section 2.02 Purchase Price. The aggregate consideration for the purchase and sale of the Shares and the cancellation of the Options shall be an amount equal to the Aggregate Consideration, which amount shall be paid in accordance with this Agreement and the Escrow Agreement.

Section 2.03 The Closing. The Buyer and the Sellers shall consummate the Contemplated Transactions in accordance with the terms of this Agreement (the “Closing”) commencing at 10:00 a.m. (EST time) at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-3600 on November 14, 2014 (the “Scheduled Closing Date”) and shall consummate the Contemplated Transactions consecutively as set forth in Section 2.04. The date on which the Closing actually occurs is herein referred to as the “Closing Date”. Subject to Section 7.01, the failure to consummate the Closing on the dates and times determined pursuant to this Section 2.03 and Section 2.04 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement. For convenience of calculation and to avoid a closing of the accounting books in the middle of a business day, solely for purposes of calculating the Net Working Capital and the Closing Debt Amount (and, in respect of Debt, solely with respect to Debt described in clause (e) of the definition of Debt), the Closing will be considered to have occurred at the close of business on the Closing Date (and, for the avoidance of doubt, shall disregard the US Asset Transfer).

Section 2.04 Closing Deliveries and Payments. On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree that the following steps will be consecutively taken and no step shall occur until at least 2 minutes after the next preceding step unless such step is described as concurrent with another step in which case such concurrent steps shall be treated as occurring concurrently with one another:

(a) the Options will be cancelled and converted into the right to receive the cash payment from the Company described in Section 2.08 and the Sellers’ Representative shall deliver to the Company and the Buyer documentation evidencing the termination of the Options and the Option Plan;

(b) the Buyer will pay, or cause to be paid, to the Company, by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to the Buyer not less than one (1) Business Day prior to the expected Closing Date, the Option Closing Payment as set forth on the Option Payment Statement, which the Company shall use to pay the amount due in respect of the right of each holder of an Option to receive the payment described in Section 2.08 and which shall be paid by the Company to each holder of an Option (as set forth on the Option Payment Statement) after application of applicable withholdings through the applicable Company Entity’s payroll system; provided, however, that payments to the holders of Options that are not employees and that are not included in a Company Entity’s payroll system will be made by the Company by check to such holders of Options;

(c) the Sellers’ Representative shall deliver documentation evidencing the termination of (i) that certain Second Amended and Restated Unanimous Shareholder Agreement dated May 6, 2009 of the Company and (ii) that certain shareholder letter agreement dated December, 2010 among Yves Potvin, TSG5 L.P. and the Company;

(d) the Company Entities shall transfer their Business as it relates to the United States, consisting of all of their US Assets, to Garden BC, a wholly-owned subsidiary of the Company, in exchange for common shares of Garden BC (such transaction, the “US Asset Transfer”);

(e) the Sellers’ Representative shall deliver or cause to be delivered to the Buyer (i) documentation (e.g. payoff and release of lien letters) evidencing the repayment of Debt set forth on Section 2.04(e) of the Disclosure Schedule and the termination of all Encumbrances on any Assets securing such Debt and (ii) a termination agreement in the form of Schedule G in respect of that certain Management Agreement, dated March 11, 2009, by and among the Company and TSG5 Management L.L.C., and the Company;

(f) the Buyer will pay, or cause to be paid, on behalf of the Company, the amount required to repay all Debt set forth on Section 2.04(e) of the Disclosure Schedule (as set forth in documentation delivered pursuant to Section 2.04(e)) to the holders of such Debt;

(g) the Buyer will pay, or cause to be paid, to the Sellers’ Representative, on behalf of the Sellers and the holders of Options, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative at least one (1) Business Day prior to the expected Closing Date, the Sellers’ Representative Expense Amount;

(h) the Company will create a new class of super voting preferred shares (to be known as Class F Preferred Shares) by filing articles of amendment in the form set forth on Schedule H; and TSG shall subscribe and fully pay for and be issued 100 such shares, which when issued, shall be considered Shares;

(i) the Buyer and the Sellers’ Representative shall cause the Company to make an election under Section 256(9) of the Tax Act;

(j) concurrently:

(i) the Buyer will pay, or cause to be paid, to Arius, an amount in cash equal to the amount set forth opposite Arius’s name on Schedule III under the heading “Closing Consideration” (based on the Estimated Aggregate Consideration estimated pursuant to Section 2.06(b)), by wire transfer of immediately available funds to an account of the Sellers’ Representative designated in writing by the Sellers’ Representative to the Buyer not less than one (1) Business Day prior to the expected Closing Date;

(ii) the Sellers’ Representative shall deliver or cause to be delivered to the Buyer the Shareholder Note, accompanied by a duly executed instrument of transfer;

(iii) the Buyer will pay, or cause to be paid, (I) (a) to the Sellers’ Representative, on behalf of the TSG Sellers in respect of all of the Shares held by each such TSG Seller other than the Class F Preferred Shares held by TSG, and (b) to Darrell Askey, an amount in cash equal to the amount set forth opposite such Seller’s name on Schedule III under the heading “Closing Consideration” (based on the Estimated Aggregate Consideration estimated pursuant to Section 2.06(b)) and (II) to the Seller’s Representative, on behalf of TSG and in respect of all of the Class F Preferred Shares held by TSG, $100, by wire transfer of immediately available funds to an account of the Sellers’ Representative designated in writing by the Sellers’ Representative to the Buyer not less than one (1) Business Day prior to the expected Closing Date;

(iv) the Sellers’ Representative shall deliver or cause to be delivered to the Buyer with respect to all Shares held by the TSG Sellers and Darrell Askey purchased by the Buyer hereunder and sold by such TSG Sellers and Darrell Askey hereunder (including, for greater certainty, in the case of TSG, the Class F Preferred Shares issued pursuant to Section 2.04(h)), certificates representing all of such Shares, duly endorsed for transfer or accompanied by duly executed transfer powers; and

(v) the Buyer and the Sellers’ Representative shall cause the Company to make an election under Section 256(9) of the Tax Act;

(k) Stephen Sidwell and Tom Freston will transfer and sell all of their respective shares of Class A Common Stock to the Yves Holdco free and clear of all Encumbrances and in exchange therefor each such Seller shall receive a non-interest bearing promissory note issued by Yves Holdco (a “Promissory Note”) which relevant Promissory Note will have a principal amount equal to the amount set forth opposite such Seller’s name on Schedule III under the heading “Closing Consideration” (based on the Estimated Aggregate Consideration estimated pursuant to Section 2.06(b)) (respectively the “Sidwell Amount” and the “Freston Amount”), with respect to each respective Seller described in this Section 2.04(k);

(l) each of Stephen Sidwell (“Sidwell”) and Tom Freston shall deliver or cause to be delivered to Yves Holdco with respect to all of the shares of Class A Common Stock held by such Sellers and purchased by Yves Holdco hereunder, certificates representing all of such shares of Class A Common Stock duly endorsed for transfer or accompanied by duly executed transfer powers;

(m) the Buyer and the Sellers’ Representative shall, and shall cause the Company to, (i) resolve to increase the stated capital maintained for the shares of Class A Common Stock in an aggregate amount equal to $44,870,582 to be made in four separate tranches each following the other and effective upon the filing of the forms described in (ii) below; the first for 75% of the increase, the second for 15% of the increase, the third for 7% of the increase and the fourth for 3% of the increase and to resolve to increase the stated capital maintained for the Series C preferred stock of the Company in an aggregate amount equal to $2,629,418 to be made in four separate tranches; the first for 75% of the increase, the second for 15% of the increase, the third for 7% of the increase and the fourth for 3% of the increase, and (ii) immediately after each increase, to execute, sign and file all forms and other documentation and take all other steps necessary in order to elect under subsection 83(2) of the Tax Act for the full amount of the deemed dividend resulting from such increases in stated capital to be treated as a capital dividend. This step will be completed when each of the four tranches referred to herein has become effective;

(n) the Buyer will pay, or cause to be paid, (I) (a) to Yves Holdco and (b) to Flora Mfg. & Distrib. Ltd (“Flora”), an amount in cash equal to the amount set forth opposite such Seller’s name on Schedule III under the heading “Closing Consideration” (based on the Estimated Aggregate Consideration estimated pursuant to Section 2.06(b)) and (II) to Yves

Holdco an amount in cash equal to the Sidwell Amount and the Freston Amount, by wire transfer of immediately available funds to an account of the Sellers’ Representative designated in writing by the Sellers’ Representative to the Buyer not less than one (1) Business Day prior to the expected Closing Date;

(o) the Sellers’ Representative shall deliver or cause to be delivered to the Buyer with respect to all Shares held by Yves Holdco and Flora purchased by the Company hereunder and transferred by such Sellers hereunder (including, for greater certainty, the Shares transferred to Yves Holdco pursuant to Section 2.04(k)), certificates representing all of such Shares, duly endorsed for transfer or accompanied by duly executed transfer powers;

(p) the Buyer will deposit or cause to be deposited with the Escrow Agent, by wire transfer of immediately available funds, (i) the Indemnification Escrow Amount to be held in an escrow account (the “Indemnification Escrow Account”) by the Escrow Agent, (ii) the Tax Escrow Amount to be held in an escrow account (the “Tax Escrow Account”) by the Escrow Agent, and (iii) the Price Adjustment Escrow Amount to be held in an escrow account (the “Price Adjustment Escrow Account”) by the Escrow Agent;

(q) the parties will deliver to each other party (and, if to the Sellers, to the Sellers’ Representative), a fully executed copy of each Ancillary Agreement to which the each such party or such Party’s Affiliates is to be party;

(r) the Buyer will cause the Company Entities to pay the Seller Transaction Expenses as of the Closing to or at the direction of the Sellers’ Representative by wire transfer of immediately available funds to the account or accounts designated in writing by the Sellers’ Representative to the Buyer not less than one (1) Business Day prior to the expected Closing Date; and

(s) using the proceeds received pursuant to Section 2.04(n)(II), Yves Holdco will pay in full all of the Promissory Notes by paying an amount in cash equal to the principal amount on each such Promissory Note to the applicable holder, by wire transfer of immediately available funds.

Section 2.05 [Reserved].

Section 2.06 Aggregate Consideration Adjustment.

(a) Estimated Closing Balance Sheet and Estimated Closing Statement. The Company has prepared in good faith an estimated consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the Net Working Capital (including the Seller Transaction Expenses), as derived from the Estimated Closing Balance Sheet, and the Closing Debt Amount, as derived from the Estimated Closing Balance Sheet (the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Company’s good faith estimate of Net Working Capital (including the Seller Transaction Expenses) and the Closing Debt Amount contained in the Estimated Closing Statement shall be prepared in accordance with the Accounting Principles. The Estimated Closing Balance Sheet and Estimated Closing Statement are attached hereto as Schedule B.

(b) Estimated Aggregate Consideration. The Aggregate Consideration used to determine the amounts payable under Section 2.04 and as set forth in Schedule III (the “Estimated Aggregate Consideration”) has been calculated using the estimated Closing Debt Amount and estimated Net Working Capital (including the Seller Transaction Expenses) set forth on the Estimated Closing Statement. The calculation of the Estimated Aggregate Consideration is attached hereto as Schedule C.

(c) Proposed Final Closing Balance Sheet and Proposed Final Closing Statement. As promptly as possible and in any event within sixty (60) calendar days after the Closing Date, the Company shall prepare or cause to be prepared, and will provide to the Sellers’ Representative, a consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of the Net Working Capital (including the Seller Transaction Expenses), as derived from the Proposed Closing Balance Sheet, and the Closing Debt Amount, as derived from the Proposed Closing Balance Sheet (the “Proposed Final Closing Statement”). The Proposed Final Closing Balance Sheet and the determination of Net Working Capital (including the Seller Transaction Expenses) and the Closing Debt Amount reflected on the Proposed Final Closing Statement shall be prepared in accordance with the Accounting Principles. Neither the Company nor the Buyer will amend, supplement or modify the Proposed Final Closing Statement following its delivery to the Sellers’ Representative. The Buyer shall afford the Sellers’ Representative and its Representatives reasonable access during normal business hours to the work papers and other books and records of the Company Entities and any accountants retained by the Company Entities for purposes of assisting the Sellers’ Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.

(d) Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Net Working Capital (including the Seller Transaction Expenses) and the Closing Debt Amount reflected thereon) will be final, conclusive and binding on the parties unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to the Buyer no later than the twentieth (20th) Business Day after the delivery to the Sellers’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Sellers’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Sellers’ Representative’s alternative calculation of the Net Working Capital (including the Seller Transaction Expenses) and the Closing Debt Amount, as applicable. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on such twentieth (20th) Business Day.

(e) Resolution of Disputes. The Buyer and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 2.06(d), either the Buyer or the Sellers’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to a nationally recognized independent accounting firm chosen jointly by the Buyer and the Sellers’ Representative (the “Accounting Firm”). In the event that an Accounting Firm has not been selected by mutual agreement of the Buyer and the Sellers’ Representative within ten (10) Business Days following the giving of the Dispute Submission Notice, each of the Buyer and the Sellers’ Representative shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice. The Accounting Firm will promptly, in accordance with such procedures as it deems fair and equitable, provided that each party shall be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Accounting Firm, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice. The Accounting Firm will resolve the dispute by selecting either (i) the Sellers’ Representative’s calculation of Net Working Capital (including the Seller Transaction Expenses) and the Closing Debt Amount as set forth on the Dispute Notice (as modified following discussions with the Buyer and as submitted to the Accounting Firm at the outset of the dispute resolution process with a copy to the Buyer) or (ii) the Buyer’s calculation of Net Working Capital (including the Seller Transaction Expenses) and the Closing Debt Amount as set forth on the Proposed Final Closing Statement (as modified following discussions with the Sellers’ Representative and as submitted to the Accounting Firm at the outset of the dispute resolution process with a copy to the Sellers’ Representative), based upon the submission which results in an adjustment to the Aggregate Consideration that is closest to the correct adjustment as determined by the Accounting Firm after resolution of the disputed items. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which Company operates shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision with respect to such disputed matter, including a statement in reasonable detail of the basis for its decision. All of the fees and expenses of the Accounting Firm shall be borne by the Sellers’ Representative (on behalf of the Sellers) (in the event that Buyer’s positions are adopted by the Accounting Firm) or the Buyer (in the event that the Sellers’ Representative’s positions are adopted by the Accounting Firm). The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties. As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.06, are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement”, respectively. Each of the parties to this Agreement agrees to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(f) Aggregate Consideration Adjustment. If the Net Working Capital (including the Seller Transaction Expenses) or the Closing Debt Amount (as finally determined pursuant to this Section 2.06 and as set forth in the Final Closing Balance Sheet and the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement, the Aggregate Consideration shall be recalculated using such final figures in lieu of such estimated figures, and (i) the Buyer (with respect to the portion to be distributed to the Sellers) and the Company (with respect to the portion, if any, to be distributed to the holders of Options) shall pay or cause to be paid to the Sellers’ Representative, on behalf of the Sellers and the holders of Options, by wire transfer of immediately available funds to the account designated by the Sellers’ Representative, the amount, if any, by which such re-calculated final Aggregate Consideration exceeds the Estimated Aggregate Consideration plus any interest pursuant to Section 2.06(g) or (ii) the Escrow Agent shall, and the Buyer and the Sellers’ Representative shall cause the Escrow Agent to, transfer to the Buyer out of the Price Adjustment Escrow Account, by wire transfer of immediately available funds, and the Company shall retain in accordance with Section 2.07 an aggregate amount equal to the amount, if any, by which such Estimated Aggregate Consideration exceeds such re-calculated final Aggregate Consideration plus any interest pursuant to Section 2.06(g) (with the amount released from the Price Adjustment Escrow Account being determined with reference to the Pro Rata Portions of the Sellers), provided that if such amount exceeds $500,000, the Sellers severally based on their respective Pro Rata Portions, and not jointly, shall promptly pay to the Buyer the amount of such excess. Any of the Price Adjustment Escrow Amount not paid to the Buyer pursuant to this Section 2.06(f) shall be distributed by the Escrow Agent to the Sellers’ Representative, on behalf of the Sellers, promptly following the determination of the Final Closing Balance Sheet and the Final Closing Statement pursuant to Sections 2.06(d) and 2.06(e) and simultaneously with the payment, if any, to the Buyer.

(g) Payments; Interest. Any payment due pursuant to Section 2.06(f) shall be made within five (5) Business Days after the final amount thereof has been determined in accordance with this Section 2.06 and shall bear interest from and including the date that is ninety (90) calendar days after the Closing Date (the “Interest Commencement Date”) to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Interest Commencement Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.07 Escrow and Optionholder Contingent Amount. In connection with the Closing, the Buyer will deposit a portion of the Aggregate Consideration equal to the Indemnification Escrow Amount, the Tax Escrow Amount and the Price Adjustment Escrow Amount into the Indemnification Escrow Account, the Tax Escrow Account and the Price Adjustment Escrow Account, respectively, in accordance with the Escrow Agreement and Section 2.04(p). The Indemnification Escrow Fund, the Tax Escrow Fund and the Price Adjustment Escrow Fund shall be held and released to the Sellers’ Representative (on behalf of the Sellers) and the Buyer (on behalf of itself and the other Buyer Indemnified Persons) in accordance with the provisions of the Escrow Agreement and this Agreement. In connection with the Closing, the Company will, and the Buyer will cause the Company to, deposit a portion of the Aggregate Consideration equal to $324,186.51 (the “Option Holdback Amount” and, as of any time, the amount of the Option Holdback Amount then held by the Company pursuant to this Agreement, the “Option Holdback Funds”) into an account of the Company (which account may be a notional account on the books of the Company) to be held in accordance with this Agreement and paid by the Company to the holders of Options or retained by the Company (on behalf of itself and the other Buyer Indemnified Persons) as follows: (i) to the extent that all or any portion of the amount held by the Escrow Agent in the Indemnification Escrow Fund, the Tax Escrow Fund or the Price Adjustment Escrow Fund is disbursed to the Sellers’ Representative pursuant to the Escrow Agreement from any of the Indemnification Escrow Fund, the Tax Escrow Fund or the Price Adjustment Escrow Fund (such amount so disbursed, the “Seller Release Amount”), the Company shall, and the Buyer shall cause the Company to, distribute to the holders of Options from the Option Holdback Funds an amount equal to that portion of the Option Holdback Funds that bears the same proportion as the Seller Release Amount bears to the amount held in the Indemnification Escrow Fund, the Tax Escrow Fund and the Price Adjustment Escrow Fund (before giving effect to the disbursement of the Seller Release Amount) and (ii) to the extent that all or any portion of the amount held by the Escrow Agent in the Indemnification Escrow Fund, the Tax Escrow Fund or the Price Adjustment Escrow Fund is disbursed to the Buyer pursuant to the Escrow Agreement from any of the Indemnification Escrow Fund, the Tax Escrow Fund or the Price Adjustment Escrow Fund (such amount so disbursed, the “Buyer Release Amount”), the Company shall retain on its own behalf, and shall reduce the Option Holdback Funds by, an amount equal to that portion of the Option Holdback Funds that bears the same proportion as the Buyer Release Amount bears to the amount held in the Indemnification Escrow Fund, the Tax Escrow Fund and the Price Adjustment Escrow Fund (before giving effect to the disbursement of the Buyer Release Amount) (and, for greater certainty, the holders of Options shall have no entitlement to the amount so retained by the Company). Any amounts to be further distributed in respect of Options pursuant to this Section 2.07 shall be disbursed to each holder of Options in accordance with their respective Option Percentages after the application of applicable withholdings through the applicable Company Entity’s payroll system; provided, however, that payments to the holders of Options that are not employees and that are not included in a Company Entity’s payroll system will be made by the Company by check to such holders of Options.

Section 2.08 Treatment of Options. Section 2.08 of the Disclosure Schedule sets forth, with respect to each outstanding Option, the name of the holder, the number of shares subject to the Option, the exercise price and the vesting schedule. Prior to the Closing Date, the Board of Directors of the Company (or an authorized committee thereof) shall take all actions necessary to ensure that all Options that were outstanding immediately prior to the Closing, whether vested, unvested or exercisable, to be cancelled effective as of such date and in consideration for such cancellation were converted into the right to receive, without interest, a cash payment, if any, as jointly determined by the Seller’s Representative and the Company in accordance with the respective Option agreements and the Company’s Long Term Incentive Share Option Plan (the “Option Plan”) and as set forth on a statement prepared by the Company and the Sellers’ Representative (the “Option Payment Statement”) and attached hereto as Schedule D. In accordance with Section 2.04, Section 2.07 and this Section 2.08, each holder of an outstanding vested Option shall become entitled to receive net of withholding required under applicable law on (or as soon as reasonably practicable following) the Closing Date (i) a cash payment in an amount equal to the Option Closing Payment as set forth on the Option Payment Statement, (ii) any amount distributed to such holder of Options pursuant to Section 2.07 in respect of the Option Holdback Amount and (iii) any amount distributed to the Sellers’ Representative (on behalf of such holder of Options), if any, from time to time payable to such Person in respect of Options as determined by the Sellers’ Representative in its discretion. The Sellers’ Representative shall pay any amounts to be further distributed in respect of Options to the Company for further distribution to holders of Options after the application of applicable withholdings through the applicable Company Entity’s payroll system; provided, however, that payments to the holders of Options that are not employees and that are not included in a Company Entity’s payroll system will be made by the Company by check to such holders of Options.

Section 2.09 Allocation of Aggregate Consideration. The parties hereto acknowledge and agree that for Tax purposes, that Aggregate Consideration shall be allocated amongst the Shares in the manner set out in Schedule E.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING

THE COMPANY.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to the Buyer as of the date hereof (other than such representations and warranties that expressly speak only as of a specific date or time and disregarding the consummation of the US Asset Transfer for all purposes of this Article III except where expressly provided otherwise) as follows in each case except as set forth on the Disclosure Schedule with disclosures on one section of the Disclosure Schedule qualifying representations in non-corresponding sections of this Article III to the extent their applicability is reasonably apparent on the face of such disclosures:

Section 3.01 Organization.

(a) Each Company Entity and Garden BC is duly amalgamated or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company Entity and Garden BC is duly qualified to do business and in good standing in each jurisdiction in which it leases Real Property, owns Assets or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. Each Company Entity and Garden BC has all requisite power and authority necessary to own, lease, operate and use its Assets and carry on the Business as it has been and is now being conducted and is in compliance with its Organizational Documents.

(b) The Company has made available to Buyer accurate and complete copies of the Organizational Documents of each Company Entity and Garden BC as of immediately prior to the Closing, which are in full force and effect and neither Company Entity nor Garden BC is in violation of any of its Organizational Documents. Section 3.01 of the Disclosure Schedule sets forth a correct and complete list of the officers and directors of each Company Entity and Garden BC as of the Closing.

(c) The Company is a “private issuer” within the meaning of section 2.4(1) of National Instrument 45-106 - Prospectus Exempt Distributions.

(d) Garden BC was formed solely for the purpose of engaging in the US Asset Transfer and has not engaged in any business activities or conducted any operations other than in connection with such Contemplated Transactions. As of immediately prior to the execution of this Agreement and immediately prior to the Closing, Garden BC does not have any Liabilities, other than (i) Liabilities to file annual returns to maintain its corporate existence and (ii) the Liabilities described herein.

Section 3.02 Power and Authorization. Each of the Company and the Sellers’ Representative has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is a party and, with respect to the Company, the power and authority necessary to consummate the Contemplated Transactions and the US Asset Transfer. Each of the Company and the Sellers’ Representative has duly authorized by all necessary action the execution, delivery and performance of this Agreement (including the transfer of the Shares to the Buyer), the US Asset Transfer (in the case of the Company) and each such Ancillary Agreement to which it is a party. This Agreement and each Ancillary Agreement to which either the Company, Garden BC or the Sellers’ Representative is a party (i) have been duly executed and delivered by the Company, Garden BC or the Sellers’ Representative, as applicable and (ii) is a legal, valid and binding obligation of the Company, Garden BC or the Sellers’ Representative, as applicable, enforceable against the Company, Garden BC or the Sellers’ Representative, as applicable, in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”).

Section 3.03 Authorization of Governmental Authorities. No material action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company or in respect of the Company for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions.

Section 3.04 Noncontravention. None of the authorization, execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is a party, nor the consummation of the Contemplated Transactions, will:

(a) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to any Company Entity, in any material respects, except as set forth on Section 3.04(a) of the Disclosure Schedule;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contract, (ii) any Permit or (iii) the Organizational Documents of any Company Entity, in any material respects, except as set forth on Section 3.04(b) of the Disclosure Schedule; or

(c) result in the creation or imposition of any Encumbrance on any Asset of any Company Entity other than Permitted Encumbrances.

Section 3.05 Capitalization of the Company.

(a) Authorized and Outstanding Equity Interests of Company. The entire authorized and issued capital stock of the Company is as set forth on Section 3.05(a) of the Disclosure Schedule as of immediately prior to the Closing. Other than the Shares, all of which are held on record by the Sellers, there are no issued or outstanding shares in the capital of the Company. All of the issued and outstanding Equity Interests of the Company are held of record by the Persons in the amounts set forth on Section 3.05(a) of the Disclosure Schedule as of immediately prior to the Closing. The Company does not have any issued or outstanding Equity Interests other than such Equity Interests that are that set forth on Section 3.05(a) of the Disclosure Schedule, and does not hold shares of its capital stock (or other Equity Interests) in its treasury, in each case, as of immediately prior to the Closing. All of the outstanding Shares have been duly authorized, validly issued in compliance with all applicable Legal Requirements and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights.

(b) Authorized and Outstanding Equity Interests of Garden USA and Garden BC. The entire authorized capital stock of Garden USA and Garden BC is as set forth on Section 3.05(b) of the Disclosure Schedule as of immediately prior to the Closing. All of the outstanding Equity Interests of Garden USA and Garden BC are held, directly or indirectly, of record and beneficially by the Company. Neither Garden USA nor Garden BC has any issued or outstanding Equity Interests other than such Equity Interests that are that set forth on Section 3.05(b) of the Disclosure Schedule, and does not hold shares of its capital stock (or other Equity Interests) in its treasury, in each case, as of immediately prior to the Closing. All of the outstanding shares in the capital of Garden USA and Garden BC have been duly authorized, validly issued in compliance with all applicable Legal Requirements and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights.

(c) Option Payment Entitlement. No holder of Options is entitled to any payment in respect of the Options held by such holder in excess of the amount contemplated by Section 2.08.

(d) Encumbrances on Equity Interests, etc. The Company holds the Equity Interests of Garden USA and Garden BC free and clear of all Encumbrances. The Company does not hold any Equity Interests of any Person other than Garden USA and Garden BC. Except as set forth on Section 3.05(d) of the Disclosure Schedule, (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in any Company Entity, (ii) there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in any Company Entity, or otherwise affecting the rights of any holder of the Equity Interests in any Company Entity other than (a) Permitted Encumbrances, (b) Encumbrances on transfer imposed under applicable securities laws and (c) Encumbrances created by the Buyer’s or any of Affiliates’ acts, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any Company Entity which obligates such Company Entity to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in such Company Entity and (iv) there are no existing rights with respect to filing a prospectus under Canadian securities laws or registration under the 1933 Act of any Equity Interests in any Company Entity.

Section 3.06 Financial Matters.

(a) Financial Statements. Sellers’ Representative has delivered to the Buyer accurate and complete copies of each of the following:

(i) the audited consolidated balance sheets of the Company as of December 31, 2013 and December 31, 2012, and the related audited consolidated statement of operations, statement of stockholders’ deficiency and statement of cash flows of the Company for the fiscal years then ended, accompanied by the notes thereto and the reports of the Company’s independent accountants with respect thereto (collectively, the “Audited Financials”); and

(ii) the unaudited consolidated balance sheet of the Company as of September 30, 2014 (respectively, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of year-to-date income of the Company through September 30, 2014 (the “Interim Financials” and, together with the Audited Financials, the “Financials”).

(b) Compliance with GAAP. The Financials (including any notes thereto) have been prepared in accordance with GAAP, consistently applied and fairly present, in all material respects, the consolidated financial position, results of the operations and cash flows of the Company in accordance with GAAP (subject, in each case, in the case of the unaudited Financials, to the absence of statements of cash flows and stockholder equity and footnotes and to normal year-end and periodic reclassifications and adjustments).

(c) Absence of Undisclosed Liabilities. Neither Company Entity has any Liabilities except for (i) Liabilities included in the Most Recent Balance Sheet, (ii) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date that individually or in the aggregate have not had and would not be reasonably expected to have a Material Adverse Effect and (iii) Liabilities that individually or in the aggregate have not had and would not be reasonably expected to have a Material Adverse Effect.

Section 3.07 Absence of Certain Developments. Since June 30, 2014, except as disclosed in Section 3.07 of the Disclosure Schedule (a) there has not been a Material Adverse Effect and (b) the Business has been conducted in all material respects in the Ordinary Course of Business (aside from steps taken in contemplation of the Contemplated Transactions).

Section 3.08 Debt; Guarantees. As of immediately prior to Closing, all of the Company Entities’ Debt is listed on Section 3.08 of the Disclosure Schedule. For each item of Debt, as of the date hereof, Section 3.08 of the Disclosure Schedule correctly sets forth the debtor, the Contractual Obligations governing the Debt (the “Debt Contracts”), the principal amount of the Debt, and the amount of interest accrued and unpaid thereon. Except as set forth on Section 3.08 of the Disclosure Schedule, neither Company Entity has any Liability in respect of a Guarantee of any Debt or other Liability of any other Person.

Section 3.09 Assets.

(a) The Company Entities have good and valid title to, or, in the case of property held under a lease or other Contractual Obligation, an Enforceable leasehold interest in, or adequate rights to use, all of the material tangible properties, rights and assets used in the Business, whether real or personal, including all material tangible properties, rights and assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except for such properties, rights and assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”). None of the owned Assets is subject to any material Encumbrance other than a Permitted Encumbrance.

(b) There is no Contractual Obligation, option or other right or privilege outstanding in favor of any Person (other than the Company Entities and the Buyer and its Affiliates pursuant to this Agreement) for the purchase from any Company Entity of any of the Assets, other than sales of inventory in the Ordinary Course of Business.

(c) All of the fixtures and other improvements to the Real Property included in the Assets and all of the tangible personal property other than inventory included in the Assets are (i) in good working order, operating condition and state of repair (ordinary wear and tear excepted) and (ii) are in all material respects adequate for their present uses. None of the Assets (other than inventory) are in the possession of a third party and neither Company Entity has any Assets (other than inventory) on consignment.

Section 3.10 Real Property.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a true, accurate and complete list of all real property leased, subleased or licensed by the Company Entities, which list sets out the municipal address of such real property (the “Real Property”). Section 3.10(a) of the Disclosure Schedule also sets forth a true, accurate and complete list of each lease, sublease, or other Contractual Obligation under which such Real Property is occupied or used (the “Real Property Leases”). The Company Entities do not own any real property.

(b) Neither Company Entity has granted to any Person the right of use or occupancy of any of the Real Property and there is no Person (other than the Company Entities) in possession of any of the Real Property. As of the Closing, no eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Real Property.

(c) To the Company’s Knowledge none of the Company Entities’ current use of the Real Property violates in any material respect any restrictive covenant of record that affects any of the Real Property. To the Company’s Knowledge, all covenants or other restrictions binding the Company Entities, if any, to which any of the Real Property is subject are being performed and observed in all material respects and the Company Entities have not received any notice of violation (or claimed violation) thereof, except in respect of violations that have been fully cured or remedied prior to the date hereof.

(d) To the Company’s Knowledge, each Facility is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting the parcel of Real Property. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.

Section 3.11 Intellectual Property.

(a) Company IP. The Company Entities own or have adequate rights to use all material Company Intellectual Property Rights without, to the Company’s Knowledge, any material infringement of, the Intellectual Property Rights of others. Such Company Intellectual Property Rights include all Company Intellectual Property Rights necessary and sufficient for the continued operation of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(b) Infringement. To the Company’s Knowledge, (i) no Company Entity has infringed on the Intellectual Property Rights of any Person and (ii) the Business does not infringe upon any Intellectual Property Rights of any Person. Between January 1, 2013 and the Closing, neither Company Entity has received any written charge, complaint, claim, demand, or notice alleging infringement of the Intellectual Property Rights of any Person. To the Company’s Knowledge, no Person is infringing upon any Company Intellectual Property Rights.

(c) Scheduled Intellectual Property Rights. Section 3.11 of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by the Company Entities (collectively, the “Company Registrations”). Each of the Company Registrations is valid, subsisting, and has not been abandoned.

(d) IP Contracts. Section 3.11 of the Disclosure Schedule identifies each Contractual Obligation (i) under which any Company Entity uses or licenses a material Company Technology or any material Company Intellectual Property Rights that any Person besides the Company Entities own other than Off the Shelf Software (the “Inbound IP Contracts”) and (ii) under which any Company Entity has granted to any Person any right or interest in any material Company Intellectual Property Rights including any right to use any material Company Technology (the “Outbound IP Contracts”) that otherwise affects the Company’s use of or rights in any material Company Technology or any material Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”). The Company has delivered to the Buyer accurate and complete copies of each of the IP Contracts, in each case, as amended or otherwise modified and in effect. All of the IP Contracts are written.

(e) Protection of Trade Secrets. The Company Entities have maintained commercially reasonable practices to protect the confidentiality of the Company Entities’ Trade Secrets. To the Company’s Knowledge, there has been no misappropriation of any such Trade Secrets by any Person.

(f) Title to Company Intellectual Property Rights. The Company Entities possess all rights, title, and interests in and to each material Company Registration, free and clear of any Encumbrance other than Permitted Encumbrances and licenses granted in the Outbound IP Contracts. All material Company Intellectual Property Rights produced, created, invented or developed by (i) an employee of the Company Entities working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons within the scope of their contracting or consulting or relationship, as the case may be, with the Company Entities, have been fully assigned and transferred solely to a Company Entity or is owned solely by a Company Entity by operation of law.

Section 3.12 Legal Compliance; Permits. Except as set forth on Section 3.12 of the Disclosure Schedule, neither Company Entity is, in any material respect, in breach or violation of, or default under, its Organizational Documents or any Legal Requirement applicable to such Company Entity and the Business has been conducted, in all material respects, in compliance with all Legal Requirements. The Company Entities have been duly granted all material Permits necessary for the conduct of the Business and the ownership use and operation of their Assets. Section 3.17(d) of the Disclosure Schedule lists each material Permit held by the Company Entities with the Governmental Authority responsible for issuing such Permit. Neither Company Entity is, in any material respect, in breach or violation of any Permit. Except as set forth on Section 3.12 of the Disclosure Schedule, the Permits listed or required to be listed thereon are in full force and effect and no Action to revoke or suspend any such material Permit is pending or, to the Company’s Knowledge, threatened.

Section 3.13 Tax Matters.

(a) The Company Entities have duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by law to be remitted by it.

(b) Neither Company Entity has agreed to any waiver of any statute of limitations in respect of Taxes that remains in effect. No closing agreements, private letter rulings, technical advice memoranda, advances tax rulings or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Company Entity.

(c) Neither Company Entity is party to any Tax sharing agreement that is currently in effect. For purposes of this representation, commercial agreements or contracts not primarily related to Taxes shall not be considered Tax sharing agreements.

(d) Each Company Entity has filed, or has caused to be filed on its behalf, all Tax Returns required to be made or prepared or to be filed by or with respect to such Company Entity and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects. All Taxes have been duly and timely paid including all installments on account of Taxes for the current year (whether or not shown due on any Tax Returns and whether or not assessed (or reassessed) by the appropriate Governmental Authority). There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances.

(e) Each Company Entity has duly and timely withheld all Taxes and other amounts required by law to be withheld by it in respect of each payment made to any Person, including past and present shareholders, directors, officers employees, agents and all Persons who are or are deemed to be non-residents of Canada for purposes of the Tax Act and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts as required by law to be remitted by it.

(f) No audit or other Action by any Governmental Authority (including, for greater certainty, a reassessment) is pending or, to the Company’s Knowledge, threatened with respect to any Taxes due from or with respect to any Company Entity, and no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against any Company Entity. There are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(g) Each of Yves Holdco, Arius, Flora and Sidwell is not a “non-resident” within the meaning of the Tax Act.

(h) The Shares are not “taxable Canadian property” for purposes of section 116 of, and within the meaning of, the Tax Act. In particular, the Shares do not, and have not at any particular time during the 60 months prior to the Closing, derive, directly or indirectly, more than 50% of their fair market value from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, or (iv) options in respect of, interests in or civil law rights in any of the foregoing, whether or not the property exists, as such terms are defined for purposes of the definition of “taxable Canadian property” in subsection 248(1) of the Tax Act.

(i) The Company is, immediately prior to the execution of this Agreement, a “Canadian-controlled private corporation” for the purposes of, and as defined in subsection 125(7) of, the Tax Act.

(j) Neither Company Entity nor any branch thereof is a “foreign financial institution” under FATCA or for the purposes of Part XVIII of the Tax Act.

(k) Each Company Entity or any branch thereof, to the extent applicable, has properly provided Internal Revenue Service Form W-8 to any applicable FATCA Withholding Agent under FATCA or has otherwise satisfied any requirements necessary to ensure that no payments or deemed payments made to such Company Entity are subject to any material Taxes imposed under FATCA.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14 of the Disclosure Schedule lists all material Employee Plans which any Company Entity sponsors or maintains, or to which any Company Entity contributes or is obligated to contribute, or which cover the current or former employees, officers or directors of any Company Entity and for which any Company Entity has any Liability (each a “Company

Plan”). With respect to each Company Plan, the Company Entities have made available to the Buyer accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b) Each Company Plan has been established, registered, qualified, funded and administered in all material respects in accordance with its terms and applicable Legal Requirements. As of the Closing, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans.

(c) Except as contemplated under the terms of this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), will (i) entitle any employee or director of the Company to any severance pay or any retention or change of control bonus under any Company Plan or Contractual Obligation or (ii) accelerate the time of payment or vesting, or increase the amount, or value of any compensation or benefit due to any such employee or director under any Company Plan.

(d) Except as required under Section 601 et seq. of ERISA or similar state or non-US Legal Requirements, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. No Company Plan is a retirement plan or an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

Section 3.15 Environmental Matters. Each Company Entity is and has for the past two years been in compliance in all material respects with all Environmental Laws. To the Company’s Knowledge, there has been no release of any material amount of any Hazardous Substance on, upon, into or from any site currently owned, leased or otherwise operated or used by any Company Entity. There have been no Hazardous Substances generated by any Company Entity that have been disposed of or, to the Company’s Knowledge, come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States or Canada. To the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act or by Hazardous Waste Regulation, BC Reg 63/88 under the Environmental Management Act (British Columbia) located or stored on or under, any site owned, leased or operated by any Company Entity, except, in each case, in material compliance with Environmental Laws. Neither Company Entity is subject to any pending, or to the Knowledge of the Company, threatened Action based on any non-compliance with Environmental Laws or the presence or release of Hazardous Substances.

Section 3.16 Contracts.

(a) Contracts. Section 3.16 of the Disclosure Schedule lists each of the following Contractual Obligations to which any Company Entity or any of its Assets is bound:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the sale of products or services to a Top Customer or for the purchase of products or services from a Top Supplier other than purchase orders received in the Ordinary Course of Business;

(ii) any Contractual Obligation pursuant to which a partnership, joint venture or any similar arrangement was established;

(iii) any Contractual Obligation under which a Company Entity has permitted any material Asset to become Encumbered (other than by a Permitted Encumbrance);

(iv) any Contractual Obligation which imposes or purports to impose a restriction on the geographies or businesses in which any Company Entity or any of its Affiliates may operate the Business;

(v) any Contractual Obligation which grants any exclusivity rights, rights of first refusal, rights of first negotiation or similar rights to any Person (other than this Agreement) unless terminable by such Company Entity at will without any Liability and on less than sixty (60) days’ notice;

(vi) any Contractual Obligation containing a “most favored nation” or similar pricing clause;

(vii) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant (other than a Company Plan);

(viii) any material agency, dealer, distributor, sales representative, marketing or other similar Contractual Obligation, unless terminable by any Company Entity at will without any Liability and on less than sixty (60) days’ notice;

(ix) any Contractual Obligation that relates to the acquisition or disposition of any business (other than acquisitions or dispositions of inventory in the Ordinary Course of Business) or any Equity Interest of any Person;

(x) any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment of consideration of any party thereto in excess of $250,000 per annum, other than (i) any Contractual Obligation that is terminable by a Company Entity at will without material Liability and on less than sixty (60) days’ notice and (ii) purchase orders received in the Ordinary Course of Business;

(xi) any Contractual Obligation with Sellers’ Representative, any Seller or an Affiliate of Sellers’ Representative or any Seller;

(xii) any Debt Contract; and

(xiii) any Real Property Lease.

The Company has made available to the Buyer copies of each Contractual Obligation listed on Section 3.16 of the Disclosure Schedule that are accurate and complete, in each case, as amended or otherwise modified and in effect. Each Contractual Obligation required to be disclosed on Section 3.16 of the Disclosure Schedule (the “Disclosed Contracts”) is Enforceable against each party to such Contractual Obligation and, subject to obtaining any necessary consents disclosed in Section 3.03 and Section 3.04 of the Disclosure Schedule, will continue to be so Enforceable following the consummation of the Contemplated Transactions. Except as set forth on Schedule 3.16, all of the Disclosed Contracts are written. Neither Company Entity nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, has repudiated any provision of, or has threatened to terminate, any Disclosed Contract. To the Company’s Knowledge, no event or circumstance currently exists that, with notice or the lapse of time or both, would constitute an event of default under any Disclosed Contract in any material respect.

Section 3.17 Food Regulatory.

(a) Except as set forth on Section 3.17 of the Disclosure Schedule, each Company Entity is in compliance in all material respects with all Legal Requirements relating to food regulatory matter, including (i) the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et seq., and applicable regulations, as amended (collectively, the “FDCA”), including the rules and regulations of the Food and Drug Administration (“FDA”) promulgated thereunder; (ii) the Food and Drugs Act (R.S.C., 1985, c. F-27), and applicable regulations, as amended, and other applicable rules and regulations of Health Canada; and (iii) and comparable Legal Requirements and regulations in any other jurisdiction.

(b) Neither Company Entity has at any time during the last two (2) fiscal years, sold or distributed products which are or were contaminated, adulterated or misbranded or which have been subject to any recall, whether ordered by the FDA, Canadian Food Inspection Agency (“CFIA”), Health Canada, or other Governmental Authority.

(c) The Company Entities have in place reasonable policies and procedures to ensure compliance in all material respects with all Legal Requirements relating to food regulatory matters.

(d) Section 3.17(d) of the Disclosure Schedule contains a list as of the date hereof of all material Permits held by the Company Entities and required pursuant to any Legal Requirement, including but not limited to Food Facility Registrations required pursuant to the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 and the Food Safety Modernization Act.

(e) Neither Company Entity has, at any time during the last two (2) fiscal years, been subject to any material adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, investigation or other compliance or enforcement action, from or by the FDA, the CFIA, Health Canada or any other Governmental Authority.

(f) All manufacturing operations of products by the Company Entities and, to the Company’s Knowledge, for the benefit of the Company Entities have been and are being, to the extent required by applicable Legal Requirement, conducted in material compliance with applicable FDA good manufacturing practices (GMPs) and applicable Canadian Legal Requirements. All products of the Company Entities are labeled and advertised in material compliance with all Legal Requirements, including but not limited to the requirements under the Food Allergen Labeling and Consumer Protection Act of 2004, Legal Requirements issued by Health Canada and the CFIA and requirements under Canadian federal and provincial consumer protection laws and labeling laws.

(g) To the Company’s Knowledge, no officer, employee or agent of any Company Entity has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, such as FDA Compliance Policy Guide 120.100.

Section 3.18 Related Party Transactions. Except as set forth on Section 3.18 of the Disclosure Schedule, to the Company’s Knowledge, no Seller, no Affiliate of any Seller and no Affiliate of any Company Entity: (a) has any interest in any Asset or (b) is engaged in any material transaction, arrangement or understanding with any Company Entity (other than payments made to, and other compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business).

Section 3.19 Customers and Suppliers.

(a) Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list of (x) the ten largest customers of the Company Entities (measured by aggregate billings) during the eight months ended August 2014 (the “Top Customers”), indicating the existing Contractual Obligations with each such customer and (y) the ten largest suppliers of materials, products or services to the Company Entities (measured by the aggregate amount purchased by the Company Entities) during the eight months ended August 2014 (the “Top Suppliers”) indicating the dollar volume of expenditures for the eight months ended August 2014, indicating the Contractual Obligations for continued supply from each such supplier. From January 1 2014 to the Closing, none of such customers or suppliers has terminated its business relationship with any Company Entity or notified any Company Entity in writing of any intention to terminate its business relationship with any Company Entity.

(b) Except as set forth on Section 3.19(b) of the Disclosure Schedule, as of the date hereof, to the Knowledge of the Company, none of the Top Suppliers or Top Customers have notified any Company Entity in writing that it is materially and adversely altering its business relationship with the Company Entities or notified the Company in writing of its intention to do the foregoing.

Section 3.20 Labor and Employment Matters. As of the Closing, (i) there is no material investigation, audit or review on-going or pending (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to any Company Entity concerning employment-related matters, and (ii) no current or former employee or director of any Company Entity has brought any material Action against or affecting any Company Entity. Neither Company Entity is a party to or otherwise bound by any collective bargaining agreement or other Contractual Obligation with any labor union or other representative of employees and no such agreement is being negotiated by any Company Entity. As of the date hereof, there are no strikes, slowdowns, work stoppages or lockouts, by or with respect to any employees of the Company Entities.

Section 3.21 Litigation; Governmental Orders. As of the Closing, there is no material Action to which any Company Entity is a party (either as plaintiff, defendant or otherwise) or to which its Assets are or may be subject that is pending or, to the Company’s Knowledge, threatened. As of the Closing, no Governmental Order has been issued that is applicable to any Company Entity or its Assets or the Business.

Section 3.22 Insurance. Section 3.22 of the Disclosure Schedule sets forth a list of the insurance policies that cover any Company Entity and its respective Assets. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. The Company has made available to the Buyer true and accurate copies of each such policy. Each such policy is in full force and effect (or has been renewed in the Ordinary Course of Business) and neither Company Entity is in material default with respect to its obligations under any of such policies.

Section 3.23 Inventory. Except as set forth on Section 3.23 of the Disclosure Schedule, as of the date hereof, all inventory of the Company Entities consists of items that are of good quality and, in the case of the portion of the inventory consisting of finished goods, saleable in the Ordinary Course of Business, in each case, other than as has been reserved for in the Final Closing Balance Sheet as finally determined pursuant to Section 2.06(e).

Section 3.24 Books and Records. The financial books, records and accounts of the Company Entities have been maintained accurately in all material respects by or on behalf of the Company Entities in the Ordinary Course of Business.

Section 3.25 No Brokers. No broker, finder or similar intermediary has acted for or on behalf of any Company Entity in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any Company Entity or any action taken by them.

Section 3.26 Bank Accounts; Powers of Attorney. Section 3.26 of the Disclosure Schedule sets forth a true and complete list of (i) all bank accounts or safety deposit boxes under the control or benefit of the Company Entities, (ii) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (iii) all outstanding powers of attorney or similar authorizations granted by the Company Entities.

Section 3.27 Exclusivity of Representations. The representations and warranties made by the Company Entities contained in this Article III are the exclusive representations and warranties made by the Company Entities or any other Person acting on behalf of the Company Entities. The Company Entities hereby disclaim any other express or implied representations or warranties, whether written or oral. The Company Entities are not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of any Company Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally, and not jointly, hereby represents and warrants to the Buyer, solely as to such Seller and not as to any other Seller, as of the date hereof (other than such representations and warranties that expressly speak only as of a specific date or time and disregarding the consummation of the US Asset Transfer for all purposes of this Article IV) as follows, in each case with respect to such Seller and its affairs and circumstances, and in each case except as disclosed on the Disclosure Schedule delivered by such Sellers with disclosures on one section of the Disclosure Schedule qualifying representations in non-corresponding sections of this Article IV to the extent their applicability is reasonably apparent on the face of such disclosures:

Section 4.01 Organization. In the case of each Seller that is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 4.02 Power and Authorization. The execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is a party and the consummation of the Contemplated Transactions by such Seller are within the power and authority of such Seller and, in the case of each Seller that is not an individual, have been duly authorized by all necessary action on the part of such Seller. This Agreement and each Ancillary Agreement to which such Seller is a party (a) have been duly executed and delivered by such Seller and (b) is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 4.03 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is a party or (b) consummation of the Contemplated Transactions by such Seller; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair such Seller’s ability to consummate the Contemplated Transactions.

Section 4.04 Noncontravention. Neither the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which such Seller is a party, nor the consummation of the Contemplated Transactions will by such Seller, will:

(a) assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, violate any provision of any Legal Requirement applicable to such Seller, in any material respects, except as set forth on Section 4.04(a) of the Disclosure Schedule; or

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of such Seller, or (ii) the Organizational Documents of such Seller (if such Seller is not an individual), in any material respects, except as set forth on Section 4.04(b) of the Disclosure Schedule.

Section 4.05 Title.

(a) As of immediately prior to the Closing, such Seller (i) is the record and beneficial owner of the outstanding Shares in Company set forth opposite such Seller’s name on Section 4.05 of the Disclosure Schedule and, if the Seller is Arius, the Shareholder Note, and (ii) has good and valid title to such Shares and, if the Seller is Arius, the Shareholder Note, free and clear of all Encumbrances except (a) as set forth in the Organizational Documents of the Company, (b) Encumbrances on transfer imposed under applicable securities laws and (c) Encumbrances created by the Buyer’s or any of its Affiliate’s acts. Such Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares held by such Seller, free and clear of all Encumbrances (other than as set forth in the immediately preceding sentence). Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any interest in the Shares held by such Seller. Such Seller is not a party to, and the Equity Interests in the Company set forth opposite such Seller’s name on Section 4.05 of the Disclosure Schedule and, if such Seller is Arius, the Shareholder Note are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contractual Obligation or understanding relating to the transfer or voting of such Equity Interests. Other than the Shares set forth opposite such Seller’s name on Section 4.05 of the Disclosure Schedule and, if such Seller is Arius, the Shareholder Note, such Seller does not hold any Equity Interest in any Company Entity.

(b) Arius represents that the principal amount of, and the aggregate Liability of the Company under, the Shareholder Note is $12,281,126 and the Shareholder Note does not bear interest. Arius has provided a correct and complete copy of the Shareholder Note to the Buyer.

Section 4.06 Related Party Transactions. Except as set forth on Section 3.18 of the Disclosure Schedule, neither such Seller nor any of its Affiliates: (a) has any interest in any Asset or (b) is engaged in any transaction, arrangement or understanding with any Company Entity (other than payments made to, and other compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business).

Section 4.07 Exclusivity of Representations. The representations and warranties made by such Seller in this Article IV are the exclusive representations and warranties made by such Seller or any other Person acting on behalf of such Seller. Each Seller hereby disclaims any other express or implied representations or warranties, whether written or oral. No Seller is, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of any Company Entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof (other than such representations and warranties that expressly speak only as of a specific date or time) as follows except as set forth on the Disclosure Schedule with disclosures on one section of the Disclosure Schedule qualifying representations in non-corresponding sections of this Article V to the extent their applicability is reasonably apparent on the face of such disclosures:

Section 5.01 Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 5.02 Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is a party and the consummation of the Contemplated Transactions by the Buyer are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is a party (a) have been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 5.03 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party or (b) consummation of the Contemplated Transactions by the Buyer; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair the Buyer’s ability to consummate the Contemplated Transactions.

Section 5.04 Noncontravention. Neither the execution, delivery and performance by either of the Buyer of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, violate any provision of any Legal Requirement applicable to the Buyer, in any material respects; or

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by

(including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of the Buyer, or (ii) the Organizational Documents of the Buyer; provided, however, that no representation or warranty is made in the foregoing clauses (i) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair the Buyer’s ability to consummate the Contemplated Transactions.

Section 5.05 Financial Ability to Perform. The Buyer currently has cash and cash equivalents sufficient as and when needed to enable it to consummate the Contemplated Transactions, including payment of the Base Aggregate Consideration and payment of all fees and expenses of the Buyer incurred in connection with the Contemplated Transactions.

Section 5.06 No Brokers. The Buyer has no Liability of any kind to, and is not subject to any claim of, any broker, finder or agent with respect to the Contemplated Transactions.

Section 5.07 Buyer’s Reliance. The Buyer has had the opportunity to conduct and has conducted its own independent review and analysis of the Business and the assets, liabilities, results of operations and financial condition of the Company Entities. The Buyer acknowledges that neither the Sellers, nor any Company Entity nor any other Person, nor any of their respective Representatives, agents, shareholders, or any of the respective Affiliates of any of the foregoing has made, and that Buyer has not relied on, any representation or warranty, expressed or implied, written or oral, as to the accuracy or completeness of any information that the Company Entities or the Sellers furnished or made available to the Buyer and its Representatives, except as expressly set forth in Articles III and IV of this Agreement. The Buyer acknowledges that, except for the representations and warranties contained in Articles III and IV, neither the Sellers, nor any Company Entity, nor any other Person, nor any of their respective Representatives, agents, shareholders, or any of the respective Affiliates of any of the foregoing has made, and the Buyer has not relied on any other express or implied statement, representation or warranty whether written or oral, by or on behalf of the Company, the Sellers or any other Person. The foregoing is not intended to apply, and does not limit, any representations or warranties made by any Seller that is an employee of the Company Entities in any employment agreement with the Buyer, the Company Entities or their respective Affiliates.

Section 5.08 Investment Purpose. The Buyer is purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. The Buyer acknowledges that the sale of the Shares hereunder has not been registered under the 1933 Act or any state securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the 1933 Act or in a transaction not subject thereto.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.01 [Reserved].

Section 6.02 Access to Premises and Information. From and after the Closing Date, in connection with any Tax matter or the determination of any matter relating to the rights or obligations of any Seller or any of its Affiliates under this Agreement or the Contemplated Transactions, upon reasonable prior notice and as determined in good faith to be appropriate to ensure compliance with any applicable Legal Requirement and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Buyer shall, and shall cause its Affiliates (including, following the Closing, the Company and each Company Subsidiary) and their respective Representatives to, afford to the Sellers’ Representative and its Representatives reasonable access, during normal business hours, to the offices, employees, properties, books and records of the Company Entities; provided, however, that such requests shall not unreasonably interfere with the business or operations of the Buyer, the Company Entities or any of their respective Affiliates; provided, further, that if any Seller and its Affiliates, on the one hand, and the Buyer, the Company Entities or any of their respective Affiliates, on the other hand, are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 6.02 shall be subject to applicable rules relating to discovery. This Section 6.02 shall in no way limit the Sellers rights pursuant to Section 2.06 of this Agreement.

Section 6.03 Employee Benefits. With respect to any employee benefit plan, program, agreement, arrangement or policy that is made available after the Closing Date to any employees of the Company Entities who are so employed as of the Closing Date, including any such Person who is on an legally mandated or other approved leave of absence (the “Affected Employees”), service with any Company Entity by any such Affected Employee prior to the Closing Date shall be credited for purposes of determining eligibility and vesting and for purposes of determining benefits and accruals (but not for purposes of benefit accruals under any defined benefit pension plans) to the extent permitted by the terms of such plan, program, agreement, arrangement or policy and applicable Legal Requirements. The Buyer shall recognize vacation days previously accrued and reserved for by the Company Entities immediately prior to the Closing Date. For a period of not less than twelve months after the Closing Date, for each Affected Employee, the Buyer shall cause the Company Entities to (i) provide annual base salary or base rate of pay and annual cash bonus opportunities that that are, in each case, no less favorable as those provided by the Company Entities immediately prior to Closing and (ii) other benefits that are no less favorable in the aggregate than those provided by the Company Entities immediately prior to Closing. Furthermore and without limiting the foregoing, the Buyer agrees to specifically make year-end bonus payments to the Affected Employees for fiscal year 2014 consistent with the Company’s past practices and the financial results of the business to the extent that such bonus payments have been fully accrued and included in the Net Working Capital with respect to the period prior to Closing; provided, however, in any event, the Buyer agrees to make payments to any Affected Employee whose employment is terminated other than for just cause prior to any year-end bonus payment for fiscal year 2014 in an amount equal to the payment that such Affected Employee would have otherwise been entitled to receive in the event the Affected Employee was still employed at the time of such payment prorated for the portion of fiscal year 2014 that the Affected Employee was employed by the Company to the extent that such bonus payments have been fully accrued and included in the Net Working Capital with respect to the period prior to Closing. Nothing contained in this Section 6.03, express or implied, is intended to confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Plan.

Section 6.04 Confidentiality.

(a) Confidentiality of the Sellers.

(i) Each of the Sellers and the Sellers’ Representative hereby severally agrees with the Buyer and the Company (on its own behalf and on behalf of the Company Entities) that such Seller or Sellers’ Representative, its Affiliates and its and its Affiliate’s Representatives shall not, and that such Seller or Sellers’ Representative shall cause its Affiliates and such Representatives not to, at any time after the Closing, directly or indirectly, without the prior written consent of the Buyer, disclose, any non-public or confidential information involving or relating to the Business or any Company Entity (other than in the case of a Seller that is a director, officer or employee of the Company, in the course of fulfilling his or her duties to the Company in such capacity). The Sellers and Sellers’ Representative shall not be liable under this Section 6.04(a)(i) with respect to any disclosure that is determined by Sellers’ Representative or such Seller (with the advice of counsel) to be required by any applicable Legal Requirement, in which case the disclosing party will (i) to the extent permissible by such applicable Legal Requirement, provide the Buyer with prompt written notice of such requirement to afford the Buyer and the Company to contest the same, (ii) disclose only that information that it determines (with the advice of counsel) is required by such applicable Legal Requirement to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the Buyer’s request, reasonably cooperating with the Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to, or known by, the public (other than as a result of a disclosure by Sellers’ Representative, a Seller or their Affiliates or Representatives in violation of this Section 6.04(a)(i)) or (B) becomes available to Sellers’ Representative, a Seller or their Affiliates or Representatives on a non-confidential basis from a source other than any Company Entity, the Buyer, any Seller, the Sellers’ Representative or any Affiliate or Representative of any of the foregoing if the source of such information is not known by such Sellers’ Representative, a Seller, Affiliate or Representative, after due inquiry, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Buyer, any Company Entity or any of their respective Affiliates with respect to such information. Notwithstanding the foregoing, the provisions of this Section 6.04(a)(i) will not prohibit any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions.

(ii) Notwithstanding the foregoing, each of the parties hereto and their respective Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

Section 6.05 Expenses. Except as otherwise provided herein, each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions; provided, that the Seller Transaction Expenses not paid prior to Closing or paid or payable by the Company Entities pursuant to Section 2.04(r) shall be included in the Net Working Capital.

Section 6.06 Publicity. The initial public announcement regarding the Contemplated Transactions shall be a joint press release of Buyer and Sellers’ Representative. No public announcement or disclosure may be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consents of both the Buyer and the Sellers’ Representative; provided, that the provisions of this Section 6.06 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with a reasonable opportunity to review and comment in advance of such disclosure (including the right to request confidential treatment of any information)) or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions. Notwithstanding the provisions of this Section 6.06 or Section 6.04, on and after the Closing Date, the Sellers’ Representative and its Affiliates shall be permitted (x) to disclose to their respective and prospective members, limited partners and stockholders (who may disclose to their direct and indirect investors) the fact that the Closing has occurred, the consideration paid hereunder, other items directly relating to such consideration and other types of information that are customary for private equity funds to provide to their respective and prospective members, limited partners and stockholders and (y) to disclose in connection with normal fund raising and related marketing or informational or reporting activities of the Sellers’ Representative and/or any such Affiliate, including on their websites and in their marketing materials, any such information permitted to be disclosed pursuant to clause (x) above and any information previously provided as part of a press release or public announcement issued or made with the prior written consent of Buyer and the Sellers’ Representative, which disclosure may be accompanied by the logo of the Company.

Section 6.07 Attorney-Client Privilege. Each of the Buyer, the Sellers and the Sellers’ Representative agrees that it and the Company shall take all steps necessary to ensure that any privilege attaching as a result of Ropes & Gray LLP; Mogan Daniels Slager LLP or other counsel from time to time retained by the Company prior to the Closing (collectively, “Prior Company Counsel”), whether or not in connection with the Contemplated Transaction, shall survive the Closing and shall remain in effect; provided that from and after the Closing such privilege shall be controlled by the Sellers and not the Company. In addition, each of the Buyer, the Sellers and the Sellers’ Representative waives, and agrees to cause the Company to waive, any conflicts that may arise in connection with (i) Prior Company Counsel representing the Sellers or the Sellers’ Representative after the Closing and (ii) the communication by Prior Company Counsel to the Sellers or the Sellers’ Representative, in any such representation, of any fact known to Prior Company Counsel, including in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with either

Buyer or the Company following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute. Each of the Buyer, the Sellers and the Sellers’ Representative acknowledges that it and the Company have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 6.07 is for the benefit of the Sellers, Sellers’ Representative and Prior Company Counsel, and Prior Company Counsel is an intended third-party beneficiary of this Section 6.07. This Section 6.07 shall be irrevocable, and no term of this Section 6.07 may be amended, waived or modified, without the prior written consent of the Sellers’ Representative and the Prior Company Counsel affected thereby.

Section 6.08 Director and Officer Liability and Indemnification.

(a) At or prior to the Closing, the Sellers shall cause each of the directors of the Company Entities to tender a resignation to act as a director, which resignation shall be effective as of the Closing. Each such resignation shall be accompanied by a mutual release substantially in the form attached as Schedule F hereto.

(b) For a period of six (6) years after the Closing, Buyer will not, and will not permit the Company to, amend, repeal or modify any provision in the Company’s certificate or articles of amendment, bylaws or other equivalent governing documents, or in any contract or agreement disclosed in Section 6.08 of the Disclosure Schedule, relating to the exculpation, indemnification or advancement of expenses of any officers and directors (each, a “D&O Indemnified Person”) (unless required by law or other Governmental Authority), it being the intent of the parties that the officers and directors of the Company will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law.

(c) The Company has obtained and the Buyer shall, following the Closing, maintain an irrevocable pre-paid “tail” insurance policy naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “Tail Policy”). 50% of the costs and expenses of such Tail Policy shall be included as a Seller Transaction Expense. Buyer will not, and will cause the Company Entities to not, cancel or change such Tail Policy in any respect.

(d) In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then Buyer and the Company will, and in each such case, ensure that the successors and assigns of the Company assume the obligations set forth in this Section 6.08. The provisions of this Section 6.08 will apply to all of the successors and assigns of the Company.

Section 6.09 Certain Tax Matters.

(a) The Buyer shall be responsible for and pay all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the purchase and sale of the Shares hereunder. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

(b) The Buyer will cause the Company Entities to file all Tax Returns of the Company Entities that are required to be filed after the Closing that relate to taxable periods beginning before the Closing Date and such Tax Returns shall be prepared in a manner consistent with the last previous such Tax Return filed by the Company, unless otherwise required by Legal Requirements. The Buyer shall provide to the Sellers’ Representative for its review a draft of each such Tax Return no later than 30 days prior to the due date for filing such Tax Return with the appropriate Governmental Authorities. The Sellers’ Representative shall notify the Buyer in writing within 15 days after delivery of such Tax Return if it has any reasonable comments with respect to items set forth therein.

(c) Any Tax Benefit that is attributable to any taxable period or portion thereof ending on or before the Closing Date, plus any interest actually received with respect thereto from the applicable taxing authority (less an amount for applicable taxes calculated as if the amount of any loss carry-forward was nil and less an amount equal to the any reduction in any tax attribute, tax credit, or tax deduction to which the recipient would have been entitled but for the receipt of the Tax Benefit), shall be for the account of the Sellers and the holders of Options and shall be paid by the Buyer to the Sellers’ Representative within 30 days after the receipt of such refund or the filing of the Tax Return in which the credit is applied against any Taxes of the Company, the Buyer or any of their Affiliates; provided that the amount of the Tax Benefit was not otherwise reflected in the Financials at the Closing and provided further that the amount exceeds the lesser of the (i) the amount of Losses for the purposes of Section 8.01(a) and (ii) the Deductible for the purposes of Section 8.01(b). At the direction of and at the sole cost and expense the Sellers, the Buyer shall file for, or cause to be filed for, and use its reasonable best efforts to obtain the receipt of, any Tax refund or credit to which the Sellers could be entitled under this Section 6.09(c), including if so requested by the Sellers’ Representative by permitting the Sellers’ Representative to control the prosecution and content of any such refund or credit claim. The Buyer shall promptly furnish to the Sellers’ Representative such information as the Sellers’ Representative may reasonably request with respect to Tax matters relating to the Company for any taxable period beginning before the Closing Date.

(d) The Buyer acknowledges and agrees that (i) the US Asset Transfer and the steps described in Section 2.04(m) shall not be taken into account in determining (A) any obligation of Sellers, including the amount of the Net Working Capital, Closing Debt Amount or any other item affecting the determination of the Aggregate Consideration, or (B) whether a representation, warranty, covenant or obligation of the Sellers contained in this Agreement (other than the covenants and obligations to complete the US Asset Transfer) has been breached or not complied with, and (ii) the Buyer shall bear any direct or indirect consequences incurred by the Company Entities in connection with the US Asset Transfer and the steps described in Section 2.04(m), including Taxes and other liabilities, as well as implementation costs and expenses and liabilities. The Buyer acknowledges and agrees that an election will not be filed pursuant to subsection 184(3) of the Income Tax Act with respect to any capital dividends deemed paid pursuant to Section 2.04(m) without the concurrence of the Sellers deemed to receive such capital dividends.

Section 6.10 Further Assurances. From and after the Closing Date, upon the request of either the Sellers’ Representative, the Buyer or the Company, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. The Buyer hereby irrevocably appoints Pinnacle Foods Group LLC as its agent, proxy and attorney-in-fact for purposes of the Escrow Agreement, with full and exclusive power and authority to act on the Buyer’s behalf in respect of the Escrow Agreement, and the Buyer will cause Pinnacle Foods Group LLC to act only on its behalf (and on behalf of the other Buyer Indemnified Persons) and in accordance with the provisions of this Agreement and the Escrow Agreement as if the Buyer were a party to the Escrow Agreement.

ARTICLE VII

TERMINATION.

Section 7.01 Termination of the Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned if the Closing has not occurred within one (1) Business Day of the Scheduled Closing Date (i) by the Seller’s Representative if (a) neither any of the Sellers, the Sellers’ Representative nor the Company is in breach of its obligations hereunder and (b) the Sellers’ Representative has irrevocably confirmed by written notice to the Buyer that the Sellers, the Sellers’ Representative and the Company are ready and able to consummate the Contemplated Transactions, and (ii) by the Buyer if (a) the Buyer is not in breach of its obligations hereunder and (b) the Buyer has irrevocably confirmed by written notice to the Sellers’ Representative that the Buyer is ready and able to consummate the Contemplated Transactions.

Section 7.02 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.01, this Agreement (other than the provisions of Article IX and Sections 6.05 (Expenses), 6.06 (Publicity), 9.08 (Governing Law), 9.09 (Jurisdiction; Venue; Service of Process) and 9.11 (Waiver of Jury Trial), which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of material breaches under this Agreement by any party prior to such termination.

ARTICLE VIII

INDEMNIFICATION.

Section 8.01 Indemnification by the Sellers.

(a) Indemnification. Subject to the limitations set forth in this Article VIII, including the monetary limitations limiting recovery in respect of certain Losses to the Indemnification Escrow Fund or the Tax Escrow Fund, as applicable, each Seller shall severally (and not jointly) in accordance with their respective Pro Rata Portions (or in the case of clauses (i)(B) and (ii)(B)

below, severally and solely as to itself), indemnify and hold harmless the Buyer and its Affiliates (including, following the Closing, the Company Entities) (each, a “Buyer Indemnified Person”) from, against and in respect of any and all losses, damages, assessments, fines, penalties, fees, costs, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, in connection with or caused by:

(i) any breach of, or inaccuracy in, any representation or warranty made by (A) the Company in Article III of this Agreement or (B) by such Seller in Article IV of this Agreement;

(ii) any breach or violation of any covenant or agreement of (A) the Sellers’ Representative in this Agreement or (B) such Seller in this Agreement.

(iii) any Taxes on any Company Entity in respect of, in connection with or as a result of any matter disclosed in Section 3.13 of the Disclosure Schedule (the “Tax Matters”).

(b) Monetary Limitations.

(i) No claim may be made by the Buyer Indemnified Persons, and the Sellers shall not have any obligation to indemnify any Buyer Indemnified Person, pursuant to Section 8.01(a)(i) (other than in respect of the Fundamental Representations and the Tax Representations) in respect of Losses unless and until the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $1,750,000 (the “Deductible”) (at which point the Buyer Indemnified Persons will be indemnified only for all such Losses in excess of such amount). For greater certainty, the limitation in this Section 8.01(b)(i) shall not apply to claims in respect of the Fundamental Representations and the Tax Representations.

(ii) The aggregate liability of the Sellers in respect of all claims for indemnification pursuant to Section 8.01(a)(i) (other than in respect of the Fundamental Representations and the Tax Representations) will not exceed the dollar amount of the Indemnification Escrow Fund. The aggregate liability of the Sellers in respect of all claims for indemnification pursuant to Section 8.01(a)(i) in respect of the Tax Representations and pursuant to Section 8.01(a)(iii) will not exceed the dollar amount of the Tax Escrow Fund. The aggregate liability of each Seller in respect of all claims for indemnification pursuant to Section 8.01(a) will not exceed the amount of the portion of the Aggregate Consideration actually received by such Seller.

(iii) The limitations set forth in this Section 8.01(b) shall not apply in the case of fraud which cannot be waived under applicable Legal Requirements (it being acknowledged and agreed by the parties that nothing in this Agreement or in any Ancillary Agreement, expressed or implied, constitutes a waiver of fraud).

Section 8.02 Indemnification by the Buyer.

(a) Indemnification. Subject to the limitations set forth in this Article VIII, the Buyer shall indemnify and hold harmless the Sellers and their Affiliates (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, in connection with or caused by:

(i) any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Article V of this Agreement; and

(ii) any breach or violation of any covenant or agreement of the Buyer in or pursuant to this Agreement.

(b) Monetary Limitations.

(i) The Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 8.02(a)(i) (other than in respect of Fundamental Representations) in respect of Losses unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds the Deductible (at which point the Buyer will indemnify the Seller Indemnified Persons only for all such Losses in excess of such amount). For greater certainty, the limitation in this Section 8.02(b)(i) shall not apply to claims in respect of the Fundamental Representations.

(ii) The Buyer’s aggregate liability in respect of all claims for indemnification pursuant to Section 8.02(a)(i) (other than in respect of the Fundamental Representations), when aggregated with the Buyer’s liability in respect of all claims for indemnification pursuant to Section 8.02(a), will not exceed $5,000,000. The aggregate liability of the Buyer in respect of all claims for indemnification pursuant to Section 8.02(a) will not exceed the amount of the Aggregate Consideration.

(iii) The limitations set forth in this Section 8.02(b) shall not apply in the case of fraud which cannot be waived under applicable Legal Requirements (it being acknowledged and agreed by the parties that nothing in this Agreement or in any Ancillary Agreement, expressed or implied, constitutes a waiver of fraud).

Section 8.03 Survival; Time for Claims; Notice of Claims.

(a) Survival. The representations and warranties set forth in this Agreement (and the indemnification obligation set forth in Section 8.01(a)(iii)) shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, however, that the representations and warranties in Section 3.01, Section 3.02, Section 3.05, Section 3.25, Section 4.01, Section 4.02, Section 4.05, Section 5.01, Section 5.02, and Section 5.06 (the “Fundamental Representations”) shall remain in full force and effect until the date that is five years from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms. Notwithstanding the foregoing, any claims asserted in good faith and in writing by a notice in accordance with Section 8.03(c) from any Indemnified Person to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the foregoing survival periods and the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

(b) Time for Claims. No claim may be made or suit instituted pursuant to this Article VIII after the end of the applicable survival period set forth in Section 8.03(a).

(c) Written Notice of Indemnification Claims. In the event that any Indemnified Person wishes to make a claim for indemnification under this Article VIII, the Indemnified Person shall give written notice of such claim to each Indemnifying Party as promptly as reasonably practicable after becoming aware of the claim. Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no delay in notice or defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Article VIII, except to the extent such delay or failure to include information actually and materially prejudices such Indemnifying Party (it being agreed that the Indemnifying Party shall not be so prejudiced if the actual Losses involved exceed the estimated amount set forth in such notice). For greater certainty, the estimated amount of Losses set forth in such notice shall not limit the amount of Losses in respect of which the Indemnified Person is indemnified against thereunder.

Section 8.04 Loss Calculation; Escrow Funds.

(a) Exclusion of Certain Damages. Notwithstanding any other provision of this Agreement or otherwise, no party hereto or any of its Affiliates shall have liability for any (i) speculative or punitive damages or damages based on lost profits or (ii) damages that are not reasonably foreseeable as a proximate result of the breach in question except, in each case, to the extent, if any, one of the parties hereto is held liable for such damages to a third party and such party is entitled to be indemnified by any of the other parties hereto pursuant to this Article VIII.

(b) Indemnification Escrow Fund. The Buyer agrees that any and all amounts payable as a result of any claim by a Buyer Indemnified Person for indemnification pursuant to Section 8.01(a) (other than in respect of the Tax Representations and Tax Matters, which recourse thereto shall exclusively be made against the Tax Escrow Fund) shall be paid solely out of the Indemnification Escrow Fund (other than in respect of claims with respect to breaches of, or inaccuracies in, the Fundamental Representations and claims with respect to breaches or violations of any covenant or agreement) and, in any case, shall be paid, in the first instance, out of the Indemnification Escrow Fund to the extent thereof. If the Indemnification Escrow Fund is not sufficient to pay the Buyer Indemnified Parties for any indemnification claim with respect to breaches of, or inaccuracies in, the Fundamental Representations or any claim with respect to breaches or violations of any covenant or agreement, then subject to the limitations in this Article VIII (including the limitations in Section 8.01(b)(ii)), each Seller shall be liable for its Pro Rata Portion (or severally and solely as to itself as the case may be) of any Losses in respect of such claims and the Buyer may pursue such claim directly against the Sellers, as applicable.

(c) Tax Escrow Fund. The Buyer agrees that any and all amounts payable as a result of any claim by a Buyer Indemnified Person for indemnification pursuant to Section 8.01(a)(i) in respect of the Tax Representations and pursuant to Section 8.01(a)(iii) shall be paid solely out of the Tax Escrow Fund to the extent thereof.

(d) Benefits. The calculation of any Loss subject to indemnification under this Article VIII will reflect and be offset by (i) the amount of any Tax Benefit actually recognized by the Indemnified Persons (disregarding the consummation of the US Asset Transfer for purposes of the determination) and (ii) the amount of any insurance proceeds actually received by the Indemnified Persons in respect of such Loss. If any Tax Benefit described in clause (i) of the preceding sentence or insurance benefit described in clause (ii) of the preceding sentence is received by an Indemnified Person but any Loss actually paid by an Indemnifying Party under this Article VIII was not reduced by such benefit actually received, the Indemnified Person shall pay an amount equal to such benefit received by wire transfer of immediately available funds to the Indemnifying Party within three (3) Business Days of receipt of such benefit.

(e) Loss Mitigation. The Buyer and the Sellers shall, and the Buyer shall cause the Company to, take reasonable steps to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses with respect to which indemnification may be requested hereunder.

(f) No Obligation to Indemnify. No party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter to the extent such matter was included in the calculation of the adjustment to the Estimated Aggregate Consideration pursuant to Section 2.06(b).

Section 8.05 Third Party Claims.

(a) Notice of Third Party Claims. Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim (which shall include any examination, audit or other proceeding relating to Taxes even if no deficiency or assessment has yet been asserted) by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Article VIII, the Indemnified Person shall give written notice thereof to the Indemnifying Party describing the claim and the basis for indemnification in a reasonably complete basis in light of the facts then known to the Indemnified Person and any other information required by Section 8.03(c). No delay on the part of the Indemnified Person in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligations under this Article VIII, except to the extent such delay actually and materially prejudices the Indemnifying Party (it being agreed that the Indemnifying Party shall not be so prejudiced if the actual Losses involved exceed the estimated amount set forth in such notice).

(b) Assumption of Defense, etc. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Person within 30 days of receipt of notice of the Third Party Claim from the Indemnified Person, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by counsel reasonably acceptable to the Indemnified Person, and the Indemnified Person shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is any Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a Top Supplier or Top Customer, (ii) seeks an injunction or other equitable relief against the Indemnified Person or any of its Affiliates, (iii) such Third Party Claim is for Losses which would reasonably be expected to exceed one and one half times the amount for which the Indemnifying Party is obligated to indemnify the Indemnified Person hereunder, or (iv) such Third Party Claim relates to or otherwise arises in connection with any criminal enforcement Action. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Person. The Indemnified Person shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees, disbursements and other costs of such counsel shall be at the sole cost and expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnified Person in writing of its election to defend as provided in this Agreement within such 30 day period, or otherwise fails to conduct the defense of the Third Party Claim diligently, the Indemnified Person may enter into any compromise or settlement with respect to such Third Party Claim, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnified Person and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(c) Limitations on Indemnifying Party Control. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person and (iii) provides an unconditional release of the Indemnified Person from all Liability in respect of such Third Party Claim.

Section 8.06 Scope of Representations and Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT, EACH OF THE BUYER AND SELLERS MAKES NO, AND EACH HEREBY DISCLAIMS, AND WAIVES ANY CLAIM WITH RESPECT TO, ANY, WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. Except as and to the extent set forth in this Agreement, neither the Buyer or the Sellers make any representation or warranty whatsoever, and disclaims all liability and responsibility for any representation or warranty made or communicated (orally or in writing) to the other parties (including, but not limited to, any opinion, information or advice which may have been provided to the other parties by any officer, stockholder, director, employee, agent, consultant or representative of the disclosing party or by any accounting firm, any engineering firm, counsel or any other agent, consultant or representative of the disclosing party). The foregoing is not intended to apply, and does not limit, any representations or warranties made by any Seller that is an employees of the Company Entities in any employment agreement with the Buyer, the Company Entities or their respective Affiliates.

(b) Inclusion of a matter on the Disclosure Schedule with respect to a representation or warranty which addresses matters being material or having a Material Adverse Effect shall not, in itself, be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on the Disclosure Schedule to this Agreement for purposes of information only.

Section 8.07 Certain other Indemnity Matters. Notwithstanding anything to the contrary herein or otherwise, except in connection with a dispute under Section 2.06 (which shall be governed exclusively by Section 2.06) or pursuant to Section 9.12, the sole and exclusive remedy of the Buyer Indemnified Persons and the Seller Indemnified Persons as against any Person with respect to any and all claims arising under this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII (other than claims based on fraud which cannot be waived under applicable Legal Requirements (it being acknowledged and agreed by the parties that nothing in this Agreement or in any Ancillary Agreement, expressed or implied, constitutes a waiver of fraud)) (and subject to the limitations set forth in this Article VIII). For greater certainty, the parties shall be permitted to bring or commence an Action in accordance with Section 9.09 to enforce their rights under this Article VIII.

Section 8.08 Effect of Investigation. An Indemnified Person’s right to indemnification pursuant to, but subject to the limitations of, this Article VIII, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Person (including by any of its Affiliates or Representatives) or by reason of the fact that the Indemnified Person or any of its Affiliates or Representatives knew or should have known that any representation or warranty is, was or might be inaccurate.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

If to any Seller, to such Seller in care of Sellers’ Representative, and if to Sellers’ Representative, to:

TSG Administration, LLC

600 Montgomery Street, Suite 2900

San Francisco, CA 94111

Telephone number:

Facsimile number:

Attention: Jamie O’Hara and Robyn Rutledge

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street,

Boston, MA 02199-3600

Facsimile: 617-235-7050

Attention: Paul Van Houten

If to the Buyer or to the Company, to:

c/o Pinnacle Foods Inc.

399 Jefferson Road

Parsippany, NJ 07054-3707

Telephone number: 973-541-6640

Facsimile number: 973-386-8984

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Torys LLP

79 Wellington Street West

30th Floor

P.O. Box 270, TD South Tower

Toronto, ON M5K 1N2

Telephone number: 416-865-8234

Facsimile number: 416-865-7380

Attention: Patrice Walch-Watson

Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 9.01 to each of the other parties hereto.

Section 9.02 Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties (with the Sellers’ Representative acting for all of the Sellers and the Company), and any attempt to do so will be null and void ab initio. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. It is hereby acknowledged and agreed by the parties hereto that an Indemnified Person that is not party hereto is intended to be an express third party beneficiary of this Agreement and shall be entitled to enforce its rights hereunder.

Section 9.03 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and the Sellers’ Representative (acting for the Sellers), or in the case of a waiver, by the party (or in the case of any or all of the Sellers, by the Sellers’ Representative) against whom the waiver is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 9.04 Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

Section 9.05 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 9.06 Provisions Concerning the Sellers’ Representative.

(a) Appointment. Each of the Sellers hereby irrevocably appoints TSG Administration, LLC, a Delaware limited liability company, as the sole and exclusive agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, the Ancillary Agreements and the Contemplated Transactions, with full and exclusive power and authority to act on such Seller’s behalf (“Sellers’ Representative”). The appointment of Sellers’

Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller. Without limiting the generality of the foregoing, the Sellers’ Representative is hereby authorized, on behalf of the Sellers, to:

(i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary to effectuate the Closing and consummate the Contemplated Transactions;

(ii) receive and give all notices and service of process, make all filings, enter into all Contractual Obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.06, Section 6.09 or Article VIII or any other Actions directly or indirectly arising out of or relating to this Agreement, the Ancillary Agreements or the Contemplated Transactions;

(iii) execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Sellers, any amendment to, or waiver of, any term or provision of this Agreement or the Ancillary Agreements, or any consent, acknowledgment or release relating to this Agreement or the Ancillary Agreements; and

(iv) take all other actions permitted or required to be taken by or on behalf of the Sellers under this Agreement or the Ancillary Agreements and exercise any and all rights that the Sellers or Sellers’ Representative are permitted or required to do or exercise under this Agreement or the Ancillary Agreements.

Each of the Sellers acts through the Sellers’ Representative with respect to the aforementioned matters and none of the Sellers has the right to act independently with respect to any such matter or to institute or participate in any suit, action or proceeding, now existing or hereafter arising, against or by the Buyer or the Company with respect to this Agreement, any such right being irrevocably and exclusively with the Sellers’ Representative.

(b) Liability. Sellers’ Representative shall not be held liable by any of the Sellers for actions or omissions in exercising or failing to exercise all or any of the power and authority of Sellers’ Representative pursuant to this Agreement, except in the case of Sellers’ Representative’s gross negligence, bad faith or willful misconduct. Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice. The Sellers will jointly and severally indemnify Sellers’ Representative from any and all Losses as well as any attorneys’ and experts’ fees and expenses incurred with respect to the extent to which a Loss is indemnifiable hereunder arising out of its serving as the Sellers’ Representative hereunder, except for Losses arising out of or caused by Sellers’ Representative’s gross negligence, bad faith or willful misconduct. Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and Buyer agrees that it will not look to the personal assets of Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

(c) Reliance on Appointment; Successor Sellers’ Representative. The Buyer may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 9.06 without any further inquiry or action until receipt of written notice of the appointment of a successor Sellers’ Representative made in accordance with this Section 9.06. In so doing, the Buyer may rely on any and all actions taken by and decisions of Sellers’ Representative under this Agreement and the Ancillary Agreements, and direct all communications through such Sellers’ Representative, notwithstanding any dispute or disagreement among any of the Sellers or Sellers’ Representative with respect to any such action or decision without any Liability to, or obligation to inquire of, any Seller, Sellers’ Representative or any other Person. Any decision, act, consent or instruction of Sellers’ Representative shall constitute a decision of all Sellers and shall be final and binding upon each of the Sellers. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by Sellers that previously held the majority of the Class B common stock and Sellers that previously held the majority of the Class A Common Stock and delivered to the Buyer, the Sellers’ Representative may be removed and a successor appointed with respect to such Company. If Sellers’ Representative shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no successor is appointed by such holders within ten (10) Business Days, then the Buyer shall have the right to petition a court at the Sellers’ sole cost and expense to appoint a replacement Sellers’ Representative who shall serve as described in this Agreement and, under such circumstances, the Buyer shall be entitled to rely on any and all actions taken and decisions made by such replacement Sellers’ Representative.

(d) Sellers’ Representative Expense Amount. The Sellers’ Representative Expense Amount will be used to pay costs, fees and expenses incurred by or for the benefit of the Sellers (or their respective Affiliates) on or after the Closing Date and shall be paid or distributed at the direction of the Sellers’ Representative. In the event that any amount is owed by the Sellers’ Representative, whether for fees, expense reimbursement or otherwise, that is in excess of the Sellers’ Representative Expense Amount (or after the any or all of the Sellers’ Representative Expense Amount has been dispersed to the Sellers), the Sellers’ Representative shall be entitled to be reimbursed by the Sellers for the shortfall. Each Seller acknowledges and agrees that the Buyer is delivering the Sellers’ Representative Expense Amount to the Sellers’ Representative on behalf of and at the direction of the Sellers. In no event shall the Buyer or any Company Entity have any Liability to the Sellers, any holder of Options or the Sellers’ Representatives in respect of the Sellers’ Representative Expense Amount or the Sellers’ Representative’s holding or disbursement hereof. In no event shall the Buyer or any Company Entity have any Liability to the Sellers, any holder of Options or the Sellers’ Representatives in respect of (i) the Sellers’ Representative’s holding or disbursement of (a) any portion of the Aggregate Consideration paid to the Sellers’ Representative, whether on behalf of any Seller or any holder of Options or otherwise, or (b) any portion of the Indemnification Escrow Amount, the Tax Escrow Amount or the Price Adjustment Escrow Amount paid to the Sellers’ Representative, whether on behalf of any Seller or otherwise, and (ii) the determination by the Sellers’ Representative of any amounts owing or payable to the holders of Options. Each Seller acknowledges that the Sellers’ Representative shall disburse amounts released to the Sellers’ Representative pursuant to the Escrow Agreement in accordance with this Agreement and, to the extent applicable, to the Sellers in accordance with their Pro Rata Portions.

Section 9.07 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 9.08 Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.09 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Subject to the provisions of Section 2.06 (which will govern any dispute arising thereunder), each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in the State of Delaware and the state courts of the State of Delaware for the purpose of any Action among any of the parties, including without limitation any such Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in the State of Delaware. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.01, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 9.10 Certain Matters of Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c) Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means Canadian dollars, (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time and (vii) references to a particular Contractual Obligation include all amendments and modifications made thereto from time to time.

(d) Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(e) Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 9.12 Specific Enforcement.

(a) Each of the parties agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the parties acknowledges and agrees that (i) the other parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Contemplated Transactions and without that right, none of the parties would have entered into this Agreement.

(b) Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law.

Section 9.13 Limitation on Recourse. Notwithstanding anything to the contrary in this Agreement, no claim arising in whole or in part out of or related to this Agreement, the negotiation, interpretation, construction, validity or enforcement of this Agreement or the transactions contemplated by this Agreement (whether sounding in contract, tort, statute or otherwise) shall be brought or maintained by or on behalf of any party hereto or any of its Subsidiaries or their respective Affiliates or their respective successors or permitted assigns against any Person not a party hereto.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

COMPANY:	GARDEN PROTEIN INTERNATIONAL INC

	By:	/s/ Yves Rotvin
Name: Yves Rotvin
Title: President

BUYER:	8961247 CANADA INC.

	By:	/s/ Kelley Maggs
Name: Kelley Maggs
Title: EVP/General Counsel

IN WITNESS WHEREOF, each of the undersigned has executed this Securities Purchase Agreement as of the date first written above.

SELLERS:	0841737 B.C. LTD

	By:	/s/ Yves Rotvin
Name: Yves Rotvin
Title: President

SELLERS:

	By:	/s/ Darrell Askey
Name: Darrell Askey

SELLER:	Alexander S. Panos

By: TSG5 L.P.*
BGy TSG5 Management LLC, its General Partner

	By:	/s/ James L. O’Hara
Name: James L. O’Hara*
Title: Managing Member

Dated: , 2014

*	TSG5 L.P. (information below) is signing on behalf of Alexander S. Panos under the power of attorney granted to TSG5 L.P. under Section 7.13 of that certain Second Amended and Restated Unanimous Shareholder Agreement of Garden Protein International Inc., dated as of May 6, 2009 by and among Garden Protein International, Inc., a Canada corporation (the “Company”), 0841737 B.C. Ltd., a British Columbia company (“Potvin Holdco”), Flora Manufacturing and Distributing Ltd., a British Columbia company, Stephen Sidwell, TSG5 L.P., a Delaware limited partnership (“TSG”), TSG5 Netherlands B.V., a Dutch private limited liability company (“TSG Holdings”), the TSG Investors (as defined therein) and Stephen Sidwell, and ratified by a certain Shareholder Letter Agreement dated as of December 2010 by and among the same parties and Alexander S. Panos.

Name: TSG5 L.P.

Capacity (full title): Attorney In Fact

Address: 600 Montgomery St., Suite 2900, San Francisco, CA 94111

111

SELLER:	TSG5 NETHERLANDS B.V.

	By:	/s/ James L. O’Hara
Name: James L. O’Hara
Title:

Dated: , 2014

SELLERS:	FLORA MANUFACTURING & DISTRIBUTION LTD.

	By:	/s/ Vladimir Cherkassky
Name: Vladimir Cherkassky
Title: Controller

SELLERS:

By:	/s/ Stephen Sidwell
Name: Stephen Sidwell

SELLERS:

By:	/s/ Thomas Freston
Name: Thomas Freston

SELLERS:

By:	/s/ Charles H. Esserman
Name: Charles H. Esserman

SELLERS:

By:	/s/ James L. O’Hara
Name: James L. O’Hara

SELLERS:

By:	/s/ John Kenney
Name: John Kenney

SELLERS:

By:	/s/ M. Hadley Mullin
Name: M. Hadley Mullin

SELLERS:

	By:	/s/ Pierre LeComte
Name: Pierre LeComte

SELLERS:

	By:	/s/ Brian Krumrei
Name: Brian Krumrei

SELLERS:

	By:	/s/ Robyn Lawrie Rutledge
Name: Robyn Lawrie Rutledge

SELLERS:

	By:	/s/ Jennifer Baxter
Name: Jennifer Baxter

SELLERS:

	By:	/s/ Dan Costello
Name: Dan Costello

SELLERS:

	By:	/s/ Dan Myers
Name: Dan Myers

SELLERS REPRESENTATIVE:	TSG ADMINISTRATION, LLC

	By:	/s/ James L. O’Hara
Name: James L. O’Hara
Title: Authorized Signatory

SELLERS:	ARIUS INVESTMENTS LTD.

	By:	/s/ Yves Rotvin
Name: Yves Rotvin
Title: